SERVICE AGREEMENT
                           BETWEEN
                        7-ELEVEN, INC.
                            AND
                      MCLANE COMPANY, INC.







    * - Confidential portions of this Service Agreement have been omitted and filed separately with the Securities and Exchange Commission under a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended





















                                    Tab 1


                                  TABLE OF CONTENTS
                                  -----------------
 ARTICLE                            CONTENT                                PAGE(S)
--------                           ---------                              ----------
ARTICLE I                    Scope of Agreement
ARTICLE II                   New and Proprietary products
ARTICLE III                  Allocations and Short Supply
ARTICLE IV                   Vendor's Cost of product
ARTICLE V                    Price of product
ARTICLE VI                   Deals and Allowances
ARTICLE VII                  Payment Terms
ARTICLE VIII                 Ordering/Delivery Services
ARTICLE IX                   Product Quality
ARTICLE X                    Insurance
ARTICLE XI                   Indemnity
ARTICLE XII                  Dispute Resolution
ARTICLE XIII                 Facility Standby Payment and other Payments
ARTICLE XIV                  Computer Systems
ARTICLE XV                   7-Exchange Program
ARTICLE XVI                  Term and Termination
ARTICLE XVII                 License from 7-Eleven
ARTICLE XVIII                Risk of Loss
ARTICLE XIX                  Force Majeure
ARTICLE XX                   Assignment
ARTICLE XXI                  Notices
ARTICLE XXII                 Confidentiality
ARTICLE XXIII                Press Release
ARTICLE XXIV                 Multiple Counterparts
ARTICLE XXV                  Severability
ARTICLE XXVI                 Entire Agreement
ARTICLE XXVII                Governing Law
ARTICLE XXVIII               Transition
ARTICLE XXIX                 No Conflicts
ARTICLE XXX                  No Agency





                                SCHEDULES
                               -----------


SCHEDULE                                                    SECTION
NUMBERS                        CONTENTS                    REFERENCED     PAGE
--------    --------------------------------------        ------------    -----
1.          Distribution Centers and Satellite             Preamble
        Storage Facilities

1.2         Product Categories                             1.2

5.1         The Billing Plans                              5.1

5.2         Cigarette Rebate Schedule                      5.2

5.5         Audit Procedures                               5.5

6.3         Purchase Incentive Allowance                   6.3

6.4         Vendor Accounting Periods                      6.4

8.1         Services                                       8.1

8.13        Additional In-Store Services                   8.13

9.3         Driver Requirements                            9.3

9.5(a)      Delivery Procedures                            9.5

9.5(b)      Minimum Shelf Life Requirements                9.5

17(a)       Marks                                         17.1

17(b)       Products Bearing the Marks                    17.1
















































































































































































































SERVICE AGREEMENT

       This Service Agreement (the "Agreement") is made and entered into as of the 21st day of September, 2002, by and between 7-Eleven, Inc., a Texas corporation, (hereinafter referred to as "7-Eleven") and McLane Company, Inc., a Texas corporation (hereinafter referred to as "Vendor").

                        RECITALS:

       WHEREAS, 7-Eleven is in the business of operating retail convenience food stores throughout the United States of America under various trade and assumed names, including, but not limited to, 7-Eleven;

       WHEREAS, Vendor operates a wholesale grocery distribution business and acts as a grocery consolidator of various products from suppliers;

       WHEREAS, pursuant to this Agreement, 7-Eleven wishes to engage Vendor to provide to 7-Eleven and its Stores (defined below) services relating to the distribution and provision of food and non-food/general merchandise products to the Stores and to designated combined distribution centers ("CDCs") through operation by Vendor of Distribution Centers ("Distribution Centers") in designated areas (those currently in operation being set forth on Schedule 1); and

       WHEREAS, Vendor wishes to provide such services and products pursuant to this Agreement.

       NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties hereto agree as follows.

                    ARTICLE I

                SCOPE OF AGREEMENT

       1.1(a)    For purposes of this Agreement, the term "Stores" shall
mean all of 7-Eleven's corporate operated 7-Eleven convenience Stores, or other retail grocery locations which are, or may hereafter be, operated by 7-Eleven in the United States. Notwithstanding the foregoing and subject to Section 1.1(b) below, for purposes of this Agreement, Stores shall not include (i) any Stores owned and/or operated by 7-Eleven's affiliate in Canada, (ii) any 7-Eleven convenience Stores or other retail grocery locations which are, or hereafter may be, owned or operated by (x) 7-Eleven's Franchisees ("Franchisee(s)") (such Stores being hereinafter referred to as "Franchised Stores"), or (y) 7-Eleven's domestic area licensees ("Licensees") or franchisees of the Licensees or
(iii) any convenience stores or other retail grocery locations hereafter acquired and owned and operated by 7-Eleven which are subject at the time of such acquisition to an existing distributor service agreement with a third party, but only for so long as such distributor service agreement remains in effect.

(b)    To the extent applicable, Vendor acknowledges that 7-
Eleven's Franchisees and Licensees are independent contractors who determine the manner and means of operating their own Stores pursuant to the terms of the franchise or license agreements with 7-Eleven and arrangements relating thereto. 7-Eleven will


                      1

designate Vendor as the recommended supplier of the types of product to be delivered by Vendor hereunder to the Franchisees and Licensees in the areas where Vendor operates so long as Vendor (i) complies with the terms of this Agreement, (ii) continues to supply the Franchisees and Licensees with high quality services and products in sufficient quantity, quality, type and variety consistent with the 7-Eleven image prescribed by 7-Eleven and at competitive prices, and (iii) is not in default under this Agreement. Notwithstanding the foregoing, 7-Eleven has recommended and may continue to recommend secondary suppliers to Franchisees for Proprietary Products (defined in Section
2.3 below). Notwithstanding anything to the contrary in Section 1.1(a) above, the term 7-Eleven and/or "Stores", except as may otherwise be provided herein, shall include the Franchisees and Franchised Stores to the extent any such Franchisee elects to purchase products from Vendor. All rights, duties and obligations running from Vendor to 7-Eleven hereunder shall also run from Vendor to each Franchisee whenever and only to the extent such Franchisee elects to purchase products from Vendor. 7-Eleven may, at its sole election, provide Vendor with at least 48 hours notice that 7-Eleven will cease paying Vendor for any products delivered by Vendor to any designated Franchised Store after 48 hours after Vendor's receipt of such notice, if, in 7-Eleven's opinion, a franchisee violates the terms of its agreement with 7-Eleven. If Vendor elects to continue to supply products to such Franchised Store after such notice to Vendor, 7-Eleven will not be obligated to pay Vendor for any products delivered by Vendor to the designated Franchised Store after 48 hours after Vendor's receipt of such notice. Vendor further acknowledges that (i) pursuant to the franchise agreement, 7-Eleven shares revenue with its Franchisees and (ii) Vendor shall report to 7-Eleven any and all rebates, discounts and other allowances that may be provided to any Franchisees by Vendor.

(c) Vendor shall use its best efforts to negotiate its own service arrangement(s) with Licensees and to service such Licensees. Such service shall include Vendor providing the Licensees with the same service and the same products as under this Agreement, including, without limitation, Proprietary Products and other products bearing Marks (as defined in Section 17.1), all at competitive prices to the extent Licensees desire such service and products.

1.2 The distribution services are intended by the parties to include the provision by Vendor and purchase by 7-Eleven, as required, of the categories of products set forth on Schedule 1.2. Vendor recognizes and acknowledges that certain products to be designated by 7-Eleven may be delivered by Vendor (i) in bulk orders to the CDC or (ii) pre-picked orders to the CDC, and Vendor agrees to work with 7-Eleven in developing the most efficient delivery model as applicable to meet each Store's needs. 7-Eleven also reserves the right, at its option, to designate that certain products designated by 7-Eleven, may be purchased by 7-Eleven from a third party for distribution through the CDCs or other alternate channels of distribution. These products may include, but shall not be limited to, seasonal products and Store supplies.

Notwithstanding anything in this Agreement to the contrary, 7-Eleven shall have the right, at its sole option, to designate any and/or all products in approximately * Stores for the purpose of testing alternative distribution models, including distribution through the CDC's or otherwise in 7-Eleven's discretion. This right shall include, without limitation, the purchase of all traditional and nontraditional grocery products and services from a third party for such stores. 7-Eleven will grant Vendor a first right to provide 7-Eleven with such products and distribution services for any such program involving purchasing products from a third party and alternate distribution services by providing Vendor with a proposal describing the terms of any such program. If Vendor fails to respond to such an offer within


                                 2


fourteen (14) days of its receipt of such proposal, or indicates in writing within such period that it is unable or unwilling to participate, then 7-Eleven will reserve the right to enter into agreements with third parties to participate in such distribution activities and models without any obligation to Vendor, provided, however, that such agreements shall contain terms and conditions substantially similar to those provided to Vendor by 7-Eleven in the proposal. For the avoidance of doubt, terms which differ from the proposal, but which are negotiated in good faith by 7-Eleven with such third parties to enter into a final agreement, shall not be violation of the foregoing restriction.

       1.3 The initial product assortment shall be established by 7-Eleven and all changes to such assortment, including, without limitation, substitutes for or replacements of any particular product shall first require 7-Eleven's written approval in accordance with procedures to be established and as provided herein.

       1.4 7-Eleven agrees that its product purchases of the categories of products set forth in this Agreement for all corporate operated Stores shall equal or exceed * percent (*%) of all corporate operated Store product purchases by 7-Eleven in those categories for each calendar year during the term of this Agreement. For clarity, such product purchase commitment shall be calculated based on dollar volume of aggregate corporate Store purchases in each calendar year. The following types of purchases shall be excluded from the calculation of the minimum levels of purchases committed by 7-Eleven in this Section 1.4: (i) out of stock products; (ii) manufacturer product allocations resulting in the shortages in supply; (iii) 7-Eleven's purchases from a third party as a result of either (A) 7-Eleven's exercise of its right to carve out approximately * Stores under Section 1.2, or (B) Vendor's failure to comply with the competitive pricing provisions set forth herein; (iv) items purchased for direct store delivery; or (v) reasons of force majeure as provided in Article XIX.

                         ARTICLE II

                NEW AND PROPRIETARY PRODUCTS

       2.1 If 7-Eleven requests Vendor supply the Stores with any new product, not previously maintained in inventory by Vendor, Vendor agrees to have such new product available for order by the Stores at Vendor's Distribution Centers within * weeks from Vendor's receipt from 7-Eleven of a completed new item information packet, which shall include 7-Eleven's initial quantity order commitment intended to cover the first * weeks of product movement at 7-Eleven's Stores. Except as provided otherwise in Section 2.4, in no event shall 7-Eleven's liability for any inventory of new product exceed such initial *-week forecast as made by 7-Eleven.

       2.2 Vendor will not advise any of Vendor's other customers of any new product or product line that 7-Eleven has requested from Vendor which is the subject of an exclusive product arrangement negotiated by 7-Eleven and Vendor or the manufacturer or supplier nor shall Vendor make such new product or product line available to any of Vendor's other customers ("Exclusive Product"), unless (i) the new product becomes readily available to the retail grocery trade or (ii) such product is no longer the subject of any such exclusive product arrangement; provided, however, Vendor shall not divulge or share any of 7-Eleven's merchandising practices or expertise associated with such products with any of its other customers at anytime.


                          3


       2.3 At 7-Eleven's request, Vendor will stock and 7-Eleven will purchase those products designated by 7-Eleven which bear 7-Eleven's or any of its affiliates' trademarks, service marks or trade names (the "Proprietary Products"), including those set forth on Schedule 17.1(a). Vendor will not make the Proprietary Products available to Vendor's other customers.

       2.4 Vendor and 7-Eleven agree to the definition of Slow Moving Inventory ("SMI") as set forth on Schedule 2.4. 7-Eleven's liability for SMI that is either Proprietary Product or Exclusive Product shall be limited to the greater of either (i) the average four week movement for such product based on the prior 3 months movement or (ii) the initial four week forecast provided by 7-Eleven for such product. 7-Eleven's liability for SMI that is new product shall be limited to the extent provided in Section 2.1. Upon notification to 7-Eleven by Vendor of such SMI, 7-Eleven, within a reasonable time period mutually agreed to by 7-Eleven and Vendor (not to exceed six weeks), will advise Vendor of its desire to either (i) purchase all of the remaining SMI of such products from Vendor as limited herein, (ii) have Vendor dispose of such SMI in accordance with 7-Eleven instructions, or (iii) pay Vendor's reasonable carrying costs for retaining such SMI. The parties agree that reasonable carrying costs as used in this section shall mean *. On new products that are neither Proprietary Product nor Exclusive Products as referenced in section 2.1, following an initial period of twelve (12) weeks from product receipt in Vendor's Distribution Center(s), 7-Eleven will pay reasonable carrying costs for such SMI that represents any such product remaining from 7-Eleven's initial four (4)-week forecast. In no event shall 7-Eleven be liable for carrying costs or any similar costs on inventory except as otherwise set forth herein.

       7-Eleven shall provide Vendor with at least six (6) weeks advance notice of 7-Eleven's intention to discontinue purchasing any Proprietary Product or Exclusive Product.

                        ARTICLE III

                ALLOCATIONS AND SHORT SUPPLY

       3.1 In the event 7-Eleven is offered or obtains from a manufacturer, supplier or Vendor a specified quantity allocation for any products to be purchased by 7-Eleven from Vendor, Vendor agrees to reserve such allocation and to sell all such allocated products solely to 7-Eleven as 7-Eleven may request.

       3.2 Subject to the other terms of this Agreement, Vendor agrees to notify 7-Eleven of any actual or anticipated shortage in supply of any product being sold to 7-Eleven by Vendor. Vendor agrees to cooperate with 7-Eleven in minimizing the impact of any shortage in supply of products available to 7-Eleven. In the event of any such shortage in supply, Vendor will allocate all of its available supplies of the affected products among Vendor's then existing customers based on their respective proportionate amount of purchases of such product from Vendor.


                            4

                           ARTICLE IV

                    VENDOR'S COST OF PRODUCT

       4.1 The term "Cost" of a product (for products other than cigarettes) shall mean the manufacturer's or supplier's actual current publicly quoted delivered list price based upon the buying bracket in which Vendor normally buys that product for the Vendor division or subsidiary servicing the respective Stores at the date of delivery of such product to the Store(s)(or for purposes of Section 2.4, at the date of purchase), without regard to any cash discounts or trade or manufacturer designated wholesaler incentives given by the manufacturer or supplier to Vendor, plus any applicable freight charges from the manufacturer's or supplier's shipping point to the appropriate Vendor division or subsidiary (including sort and segregate charges). Notwithstanding the foregoing, the Cost shall at all times be the lowest of the delivered cost to Vendor's distribution centers made available either (i) by the manufacturer or supplier directly or (ii) through a consolidation center (not including diverters). For purposes of calculating Cost, Vendor's inclusion in a particular buying bracket must be consistent with best industry practices.

       4.2    *

                         ARTICLE V

                     PRICE OF PRODUCT

       5.1 All products (whether purchased by Vendor directly from a manufacturer or another source), other than cigarettes, shall be billed to 7-Eleven at Cost, plus the applicable percentage markup for each Universal Identification Number (UIN), department or category as set forth in the Billing Plans set forth in Schedules 5.1 (the "Billing Plans"). In the event Vendor wishes to shift Stores from one Vendor distribution center to another Vendor distribution center for Billing Plan purposes, Vendor must both (i) obtain 7-Eleven's consent prior to such shift and (ii) ensure that such shift does not result in any higher landed cost for such shifted Store(s). The parties recognize that the Billing Plans have been designed to include costs of delivery to each Store. When and if Vendor delivers products to a CDC, (a) Vendor shall
(i) reduce the applicable Billing Plan mark-up for such products that are picked in bulk by * basis points; and (ii) reduce the applicable Billing Plan mark-up for such products that are individually picked by * basis points, and (b) such purchases shall be applied to all calculations of Vendor rebates and incentives set forth herein if 7-Eleven is able to furnish store and item level detail for such purchases in a mutually agreed format. Such purchases shall be included in any calculation of minimum purchases by 7-Eleven pursuant to Section 1.4.

       5.2 The price charged to 7-Eleven by Vendor for cigarettes shall be Vendor's manufacturer's invoice cost plus applicable taxes and, if required by law, applicable fair trade mark-ups, minus, if applicable and allowed by law, the rebates set forth on Schedule 5.2. For corporate operated Stores, such rebates shall be passed daily to 7-Eleven as an EDI credit, if allowed by applicable law. For Franchised Stores, such rebates shall be included as a price reduction on the applicable invoice, if allowed by applicable law. Subject to any applicable fair trade requirements, which Vendor shall provide to 7-Eleven and periodically update for its information and for which Vendor and 7-Eleven (as set forth in applicable law) shall be responsible for complying, all cigarette pricing (including rebates) shall be


                                5


competitive with that then being offered by Vendor to other customers of Vendor in the applicable market area who are receiving similar levels of service and whose per store cigarette sales volume is substantially similar to 7-Eleven. Vendor shall immediately notify 7-Eleven of any change in market conditions that might reasonably lead to a change in the cigarette pricing set forth in Schedule 5.2. Upon such notification, the parties will mutually agree to reasonable amendments to Schedule 5.2, and Vendor shall then provide 7-Eleven with the mutually agreed revised Schedule 5.2.

       5.3 Simultaneously with any manufacturer's announced cigarette price increases, Vendor shall give 7-Eleven (i) a *% credit based on the amount of any price increase in cigarettes from any such manufacturer multiplied by each Store's average purchases for the same period of price protection given by the manufacturer to Vendor for up to one week of price protection given by the manufacturer, and, in the event that more than one week of protection is given by the manufacturer, (ii) a *% credit based on the amount of any price increase in cigarettes from any such manufacturer multiplied by each Store's average purchases for the period of price protection beyond one week, and each calculation in (i) and (ii) above shall be based on the average purchases per Store per week during the four (4) week period prior to any such manufacturer's price increase. To further illustrate the above, if the manufacturer provides one week to the Vendor, the Vendor will provide * of protection to the Stores. If the manufacturer should provide two weeks of protection to the Vendor, the Vendor shall provide * percent (*%) of the credit for the second week. The same * percent (*%) logic applies if three or more weeks are given by the manufacturer. The foregoing credits given to 7-Eleven shall be passed by Vendor via the EDI System (defined below) within * days of the increase and shall be evidenced by credit memos issued by Vendor and sent to locations designated by 7-Eleven from time to time, and/or, at Vendor's option, reflected by not charging the increased price on the invoice for all or a portion of the applicable period and quantities. Such credit memos shall include a summary of the allocation of the credits among each Store covered by the credit memo based on the cigarette purchases made by each Store during the applicable period.

       5.4 Vendor agrees that the prices which it charges to the Stores under this Agreement in any given market area for any products (including without limitation, cigarettes), determined using a market-basket approach (i.e. the standard product purchase mix), will not exceed (i) the prices it charges for any such or similar products to any of its other customers, or (ii) the prices offered by any third party supplier selling any such products and providing a similar level of service. As used in this Section 5.4, the term "similar level of service" means similar services based on a balanced comparison of the payment terms, in-store services, product mix, frequency of delivery and delivery windows offered by the third party, as compared to those offered by Vendor. In the event Vendor refuses to at least match any such offer from any such third party supplier within ten (10) days of being provided with such opportunity by 7-Eleven, 7-Eleven and the Stores reserve the right, in addition to any other rights or remedies it may have in law or equity, and without any liability or obligation to Vendor, to purchase such products from such other supplier(s).



                                  6

       5.5 Upon reasonable notice, 7-Eleven, its representatives and/or its auditors shall have access to the relevant portions of all pertinent systems, books, records and invoices of Vendor and its suppliers (and, at its cost, may be permitted to copy same) to verify
(i) the cost of the products from Vendor's manufacturers and suppliers,
(ii) that Vendor is properly passing and allocating all applicable Allowances (defined below) between 7-Eleven and Vendor, (iii) that Vendor is complying with Section 2.4, (iv) that Vendor is correctly pricing the products purchased and sold hereunder pursuant to the terms of this Agreement and (v) that Vendor is complying with all of the terms of this Agreement. To the extent reasonably available, 7-Eleven shall have access to any of the foregoing from Vendor in an electronic format. In addition to 7-Eleven's audit rights set forth above, Vendor shall comply with 7-Eleven's audit procedures as set forth in Schedule 5.5. All non-employees of 7-Eleven must be accompanied by an employee of 7-Eleven in order to have access to the information described above. Vendor shall not be required to furnish 7-Eleven, its representatives or its auditors any information or documentation that is specific to any other customer of Vendor, provided that if any such information is combined with information of 7-Eleven, Vendor must provide the 7-Eleven information. Vendor shall respond in writing to all 7-Eleven audit claims within thirty (30) days of the date that Vendor receives notice of such claim. If Vendor disputes a 7-Eleven audit claim, such response shall substantiate in reasonable detail Vendor's reasons for disputing the claim, consistent with the audit procedures set forth herein.

       5.6 7-Eleven and Vendor also agree to cooperate with each other in order to promptly develop and implement specific systems and procedures to enable Vendor to collect and pay all applicable sales or use taxes for all taxable products purchased by the Stores. Properly completed resale exemption certificates shall be provided by 7-Eleven covering the products which shall be resold at the Stores. 7-Eleven shall continue to pay Vendor the charge currently being paid by 7-Eleven for Vendor's assistance in creating resale certificates and other related procedures, which in no event shall exceed $* per year provided the current level of assistance and procedures does not materially increase. 7-Eleven shall have no liability for any charges in excess of $* unless Vendor has first provided 7-Eleven a firm written estimate of the costs and associated services, and 7-Eleven has agreed in writing to incur such costs.

       5.7 Vendor shall not implement any price change (increase or decrease) without first providing 7-Eleven with at least * days' notice. Notwithstanding the foregoing, with regard to a price change (increase or decrease) resulting from any corresponding price change from any manufacturer or supplier or change in governmental or quasi-governmental taxes, assessments, or similar statutorily required impositions (e.g. fair trade mark-ups or excise taxes), Vendor may give 7-Eleven less than
* days' notice, but only if (and to the extent that) the manufacturer gives less than * days notice to Vendor. In such cases, Vendor shall provide 7-Eleven with notice of the price change immediately upon Vendor's receipt of notice from the manufacturer. Any price increases shall be substantiated by Vendor providing 7-Eleven with reasonably satisfactory documentation to support such increase. Any manufacturer or supplier product price increases or decreases or any special manufacturer or supplier "deals" or "allowances" shall be substantiated by Vendor providing 7-Eleven with reasonably satisfactory documentation to support the same and shall become effective as to 7-Eleven on the published effective date provided by such manufacturer or supplier; provided, however, Vendor agrees to work with all such manufacturers and suppliers in an effort to establish at least a * day notice period prior to any applicable price changes or deals or allowances taking effect as to 7-Eleven. Notwithstanding any price changes to the cost of the product, the markups in the Billing Plans shall remain in effect and unchanged during the term of this Agreement.


                             7

       5.8 Vendor shall not charge 7-Eleven any fees for any services not specifically described herein or otherwise agreed to by 7-Eleven.
In the event any manufacturers or suppliers either cease providing, change or fail to provide to Vendor at least * percent (*%) cash discount payment terms, and such change or failure was not the result of any act or omission of Vendor, then in such event Vendor may impute any such cash discount to any product costs to 7-Eleven to compensate for any such cessation, change or failure; provided that such imputed discount percentage may not exceed * percent (*%). Vendor shall not be entitled to add such imputed discount to the cost of goods in the event a cash discount is offered to, but missed or otherwise not taken for any reason by Vendor, or if *. Vendor shall provide 7-Eleven a current list of manufacturers and/or suppliers from whom 7-Eleven is buying products and who are offering cash discounts to Vendor and shall promptly notify 7-Eleven of any changes to such list throughout the term of this Agreement.

       5.9 If competitive conditions in any areas where Vendor is serving Franchisees require that Vendor offer the Franchisees a higher level of service than is contemplated herein, Vendor shall be permitted to structure an alternate billing plan to address such competitive conditions provided (i) that the applicable Billing Plans herein shall remain in effect as an alternative to such higher levels of service and
(ii) such alternate billing plan shall be competitive with any other supplier offering such higher level of service. Vendor agrees to provide 7-Eleven with information relating to the cost of the components (including services) of any such alternate billing plan and a product by product analysis reflecting the differences in the cost of products under any alternate billing plan from the cost of products calculated under the applicable Billing Plans.

       5.10 For all purposes hereunder, the net delivered prices charged by Vendor for products sold to Stores or Franchised Stores shall be determined pursuant to the Billing Plans applicable to the market classification (corporate or franchise as determined by 7-Eleven based on number of each type of Store in such market) in which such Stores are located . Notwithstanding the foregoing, 7-Eleven may designate a particular market as "transitional" from time to time in the event that 7-Eleven elects to convert a market from corporate to franchise operation, or vice versa. 7-Eleven will give Vendor at least thirty
(30) days prior notice of the designation of a market as transitional. During the conversion period in such transitional markets, 7-Eleven will designate each individual Store within such market to be either a corporate or franchise Store, as applicable.


                         ARTICLE VI

                     DEALS AND ALLOWANCES

       6.1 Any deals, allowances, rebates, promotional programs or other concessions offered by a manufacturer or supplier to retailers as determined pursuant to items (i) through (iv) below (collectively, "Allowances") will be passed through and made available to the Stores for the supplier's or manufacturer's maximum allowed period (or longer if offered by Vendor) and supplier's or manufacturer's maximum amount (or greater if offered by Vendor). An Allowance shall be determined to be a retailer Allowance depending on (i) the written intent of



                               8


the supplier or manufacturer, or (ii) if the written intent as required in (i) cannot be determined, by whether retail or wholesale performance is required, or (iii) if (i) or (ii) above do not apply or cannot be determined, by standard industry practice, or (iv) if (i) through (iii) above do not apply or cannot be determined, as negotiated by 7-Eleven and Vendor. All applicable Allowances shall be passed to the Stores as part of the invoice to the Stores, (i.e., "off invoice"). During the term of this Agreement, Vendor and 7-Eleven agree to cooperate with each other and exercise commercially reasonable efforts to establish procedures to pass "off invoice" to the Stores any Allowances not being passed "off invoice." 7-Eleven has the right to secure trade and advertising allowances directly from manufacturers and suppliers that Vendor is utilizing to supply 7-Eleven with product. Vendor will pay 7-Eleven one hundred percent (100%) percent of manufacturer/supplier trade funds received by Vendor for the benefit of 7-Eleven in the event the manufacturer or supplier has not set up trade fund accruals directly with 7-Eleven. Vendor will assist 7-Eleven, at 7-Eleven's option, in securing any such allowances. Vendor will not interfere with or otherwise impede 7-Eleven's efforts to secure such allowances.

       6.2 7-Eleven and Vendor will cooperate with each other in seeking to maximize opportunities for 7-Eleven to benefit from any deals, allowances, rebates, promotional programs or other concessions offered by suppliers or manufacturers including, without limitation, by including 7-Eleven's requirements (including its Franchisees and to the extent applicable, 7-Eleven's Licensees) for various products in any orders placed with suppliers or manufacturers by Vendor and its subsidiaries for products required by Vendor for its other customers and by allowing 7-Eleven to negotiate directly with suppliers or manufacturers regarding such deals and allowances, if 7-Eleven so desires. The parties agree to jointly work together to eliminate any class of trade deals and allowances which are restrictive to 7-Eleven.

       6.3 For each Vendor fiscal 4 or 5 week accounting period as set forth in Schedule 6.4 ("Vendor accounting period"), Vendor shall pay 7-Eleven's corporate Stores and Franchised Stores a purchase incentive allowance as set forth in Schedule 6.3 based on each Store's average weekly purchases of all products (excluding cigarettes) during such accounting period. The incentive allowance shall be passed in the immediately succeeding accounting period by Vendor via the EDI System, in the form of an EDI Credit, for all 7-Eleven corporate Stores and applicable Franchised Stores and shall be evidenced by the EDI detail issued by Vendor and sent to the 7-Eleven corporate office. Vendor shall display as an invoice line item for each Franchised Store the credits the Store receives pursuant to this Section which invoice line item shall reflect the incentive credits earned during the immediately preceding Vendor accounting period.

       6.4 In addition to the purchase incentive allowance set forth in Section 6.3 above, Vendor shall also provide the financial incentives set forth below to each qualifying 7-Eleven Franchised Store (and corporate Stores located within areas designated as franchise market areas) to encourage the Franchisee to consolidate purchases from Vendor. The applicable incentive(s) shall be paid only if the Franchised Store's Store Market Share equals or exceeds the thresholds set forth in the chart below in the preceding Vendor accounting period. The term "Store Market Share" shall be defined as each Franchised Store's total dollar purchases from Vendor divided by the total dollar purchases by the Franchised Store from all suppliers. For purposes of the above, references to total dollar purchases shall be calculated with reference to purchases of products in the same kinds of categories as goods expected to be purchased from Vendor under this Agreement. 7-Eleven shall provide Vendor with monthly


                               9


purchase data, and Vendor shall use such data to calculate each Franchised Store's Market Share on a Vendor accounting period basis to determine if such Store qualifies as shown in the chart below for the incentive payment. If such Franchised Store qualifies, 7-Eleven shall notify Vendor of such qualification and Vendor shall pay the applicable incentive(s) shown in the chart below. This allowance shall be passed monthly by Vendor via the EDI System, in the form of an EDI credit, for all qualifying Franchised Stores and shall be evidenced by the EDI detail issued by Vendor and sent to the 7-Eleven corporate office. Vendor shall display as an invoice line item for each Franchised Store the credits the Store receives pursuant to this Section which invoice line item shall reflect the incentive credits earned during the immediately preceding Vendor accounting period.






















*

                       ARTICLE VII

                   INVOICING/PAYMENT TERMS

       7.1 Invoicing for products delivered by Vendor directly to each Store shall be handled as provided in this section 7.1. Vendor will send to 7-Eleven by-store by-item electronic invoices via the Electronic Data Interchange ("EDI System") or other similar electronic process. The electronic invoices, or credit memos for product returns or product shortages, shall be transmitted by Vendor to 7-Eleven no later than 48 hours after delivery of product to, or pick up of product from, each Store. For each Store, Vendor shall also provide the Store personnel with a delivery invoice or credit memo on the date of the delivery evidencing each delivery or return. Each such invoice shall include and / or describe, at a minimum:

i. a listing of the types and quantities of products delivered, alphabetically by 7-Eleven PMA category using Vendor product descriptions
ii.   the Store where the products were delivered,
iii.  the date of the delivery,
iv.   the price for each of the delivered products by item,
v. suggested retail prices for each of the products delivered to the Stores and / or in the case of Franchised Stores, such retail prices as may be selected by any Franchisee and furnished to Vendor,
vi. 7-Eleven's PMA (product movement analysis) categories or other numerical category identification system as may be provided to Vendor,
vii. allowances, rebates and similar credits passed to the Store by item,
viii. a recap of all products by product category,
ix.   taxable versus non-taxable product designations,
x. the applicable service fill rates, as defined in this Agreement,
xi. gross profit percentage based on retail prices furnished,
xii.  out of stock items,
xiii. credits for overages, shortages and damages, and
xiv.  any other information reasonably required by 7-Eleven.

       7.2 The invoice items detailed above in (i) through (xiv) shall also be on the electronic invoice. Sales or use tax, as applicable, for items identified as Store supplies will be included on the invoice to 7-Eleven, and in addition the paper invoice delivered to the Store will include a memo entry indicating the total amount of sales or use tax charged. Both the electronic and paper invoices shall be adjusted by Vendor for known shortages.


                                  10


       7.3 Invoicing for products delivered by Vendor to a CDC shall be handled as provided in this Section 7.3. Vendor will deliver product to the CDC based upon the order placed by each Store. CDC will check in the Vendor delivery by case while the Vendor driver waits, and then notify the Vendor driver of shorts and mis-picks. An invoice will be created by the CDC based upon the order placed by each Store. The CDC will deliver the product and invoice to each Store. The Store will verify the products received against the invoice and perform a high dollar item check in procedure. The Store will electronically adjust the invoice for any mispicks and damaged or unsaleable products received or any shortages in the order no later than by 6:00 p.m. local time of the day of delivery. In the event the Store is unable to electronically adjust the invoice, 7-Eleven will manually enter adjustments into the ordering RIS System (defined
below).   7-Eleven shall initially be responsible for paying only the adjusted invoice amount less the CDC distributor fees to be paid to the operator of the CDC. Following the CDC and Store check-in procedures set forth above, 7-Eleven and Vendor shall then mutually provide for reconciliation and payment by 7-Eleven to Vendor for any discrepancies between (i) payments already made by 7-Eleven based on invoices electronically adjusted for shorts and (ii) the actual quantity of products delivered by Vendor to the CDC related to the applicable invoice, as substantiated by Vendor based on the CDC check-in procedure described above. The reconciliation process will be based on successive 4-week payment periods as described in Section 7.4 below. Reconciliation payments or credits shall be made no later than fourteen (14) days after the last payment due date for each four-week payment period. For example, a reconciliation payment (or credit) for products delivered between Saturday, November 30 and Friday, December 27, 2002, shall be due no later than Monday, January 20, 2003 (which is fourteen days after Monday, January 6, 2003, the last weekly payment due date for products delivered in such period). RECONCILIATION EXAMPLE: 1000 cases are ordered by the CDC, 990 cases are delivered by the vendor to the CDC and only 980 cases are ultimately delivered to the Stores. 7-Eleven agrees that payment
should be based upon the 990 cases.   The initial payment to the
Vendor will be for the 980 cases with the remaining 10 cases falling into the " to be reconciled amount" as described above.

The parties recognize that there are current system limitations that may limit 7-Eleven's ability to conduct the reconciliation process described above. 7-Eleven will, during the twelve (12) months after the execution date of this Agreement, work toward a system solution for the reconciliation process.

       7.4 7-Eleven shall make payment to Vendor for all invoices covering deliveries for Saturday through Friday deliveries by
* days after such respective Friday by initiating an automated clearing house ("ACH") or other electronic transfer of funds to Vendor's designated bank and account number. For example, 7-Eleven will pay by * for products delivered from Saturday, November 30 through Friday, December 6, assuming Vendor properly invoices 7-Eleven. Vendor shall provide to 7-Eleven the necessary documentation to establish ACH or other electronic funds transfer. Payments due on a banking holidays shall be made on the banking business day following such holiday. 7-Eleven will provide Vendor electronically via EDI or other similar process with a detailed listing of the invoices, as adjusted, included in the payment. If an invoice is not sent within * days after the date of delivery of the product, then payment due from 7-Eleven shall be deemed waived, and subsequent invoices shall be deemed waived and null and void. Any discrepancy between (a) the



                          11

invoice, as electronically sent and (b) the payment received relative to those invoices, for which a party does not notify the other within
* days of delivery of the Product that corresponds to the discrepancy, will be deemed waived. None of the foregoing provisions shall be deemed to be a waiver of, or limitation on, 7-Eleven's rights to audit Vendor and to make and collect claims relating to such audit.

       7.5 Vendor will promptly send by-store by-item-UPC corrections via EDI or other similar process for either Vendor cost or retail errors on invoices when such error was not caused by 7-Eleven. Further, Vendor will provide a written explanation to each Store regarding such corrections within no more than two (2) days after the error was discovered.

       7.6 In the event that 7-Eleven shall dispute in good faith the price, quality, types and/or timing of products delivered to the Stores, 7-Eleven shall not be obligated to pay the disputed amount of any EDI invoice to the extent any such dispute exists until such time as the dispute has been satisfactorily resolved; provided, however, that 7-Eleven shall notify Vendor of such dispute prior to the end of the payment period described in Section 7.4 above.

       7.7 The existence of any such dispute as set forth in paragraph 7.6 above, shall not be deemed a default by 7-Eleven hereunder or otherwise effect either party's future performance under this Agreement. Payment by 7-Eleven of any EDI System invoice shall not be deemed to constitute a waiver of any rights to later dispute payment of any such invoice.

       7.8 If either party identifies an error in any invoice, then such party shall promptly notify the other party of such alleged error and shall provide such evidence to confirm the error as is available at the time of such notice and such further evidence as may thereafter become available.

       7.9 Any notice of error issued pursuant to this Article, which pertains to the quantities, prices, quality and types of products ordered and delivered to the Stores or the timing of such deliveries, shall be resolved pursuant to applicable dispute resolution procedures in this Agreement using (i) those records in each party's possession which have been executed or stamped by the Vendor's delivery person that delivered the products and 7-Eleven's representative or Franchisee's representative, as applicable, at the Stores where such products were delivered unless such records are clearly in error or (ii) other evidence of the transaction reasonably capable of resolving such error.

       7.10 At the direction of 7-Eleven, Vendor will deduct from Vendor's manufacturer or supplier uncollectable 7-Eleven receivables held by such manufacturer or supplier, on 7-Eleven's behalf, and Vendor shall credit 7-Eleven with the amount recovered by Vendor on the same 7-Eleven billing period such deduction is processed.

       7.11 The invoiced amounts may be verified on a daily or weekly basis taking into account the needs of 7-Eleven and Vendor (i) to match the quantities and delivery dates of the products delivered by Vendor, and (ii) to verify the accuracy of the calculations of the amounts invoiced by Vendor.

       7.12 Following the resolution of any such error, any overpayment or underpayment shall be promptly remedied by the party which benefited from such error.


                                   12


                         ARTICLE VIII

                  ORDERING/DELIVERY SERVICES

       8.1 Vendor will provide 7-Eleven with the services as set forth herein and on Schedule 8.1 attached hereto. To the extent requested by Franchisees, Vendor shall make such services available to the Franchised Stores.

       8.2 No quantities of the products are specifically ordered by the execution of this Agreement. Vendor will accept purchase orders for the products only from the Stores as issued by the Stores from time to time. Each Store will transmit its orders to the RIS System (hereinafter defined) by the time of day established by 7-Eleven and 7-Eleven will send the orders to Vendor via the RIS System by the time agreed upon.

       8.3 Vendor shall deliver product to the Stores as scheduled during any time of day except a locally defined high customer in Store traffic period, which is generally between the hours of 5:00 a.m. and 9:00 a.m. local time for each Store. Vendor recognizes that the delivery hours of 10:00 p.m. to 5:00 a.m. local time shall generally be the preferred time for 7-Eleven in corporate Stores and certain Franchised Stores as may be designated. Deliveries to the Store shall be made twice weekly on a schedule to include every day of the week. The actual delivery days and times shall be mutually agreed upon between 7-Eleven and Vendor, with input regarding delivery windows
from Franchisees to the extent applicable.   Vendor recognizes that it
shall be required to satisfy particular Franchised Store delivery requirements that may differ from the above in frequency and timing. By way of example, Franchised Stores may require daytime delivery, while others may require only one weekly delivery and certain high volume Franchised Stores may require three deliveries per week.
Vendor shall use its best efforts to accommodate all such requirements.

       8.4 All electronic orders placed by the Stores shall be processed and delivered by Vendor to the Stores or other designated destination within * hours from timely order placement, 7 days per week, 365 days per year. The parties recognize that, in certain circumstances due, for example, to geographic limitations, this may not be feasible, and the parties agree to establish exceptions to the *-hour order to delivery cycle. 7-Eleven will provide to Vendor consolidated and edited ready to process order data each day by 11:00 am local Store time.

       8.5 For purposes of this Section 8.5, "Appointment Time" shall be defined as the time of day that Vendor shall deliver product to each Store, *. Vendor shall communicate to 7-Eleven Vendor's preferred Appointment Times and 7-Eleven shall use its best efforts to respond to Vendor within fourteen (14) days. Vendor shall be required to deliver product to each Store, no more than * before nor more than
* after the Appointment Time (such time period being defined as the "Accepted Delivery Window"). Vendor acknowledges that its failure to deliver product to each Store within such Accepted Delivery Window will result in Store inefficiency and a potential reduction in 7-Eleven customer service and traffic. Accordingly, if (i) product delivery does not occur to a Store during such Accepted Delivery Window, and (ii) Vendor's applicable distribution center does not meet or exceed a *% on-time delivery threshold for the week in which such delivery occurs (determined using the Acceptable Delivery Windows for all Stores serviced by such distribution center), Vendor agrees to reimburse the Store a charge, and not as a penalty, the amount of * dollars ($*), through an invoice credit to the Store to be received by the Store after a quarterly review and reconciliation between 7-Eleven and Vendor.



                               13


       8.6 Vendor shall provide item price-tagging services * to the extent a Store has not yet implemented price tagging or shelf labeling. The item price-tagging service shall require the Vendor to affix price tags to each of the products as defined by 7-Eleven for "each" picks only. 7-Eleven will provide electronically by item Store specific retail pricing in conjunction with the Store ordering process and Vendor will use these prices for price tagging and invoicing.

       8.7 Vendor shall make best effort to deliver products in totes or other agreed upon containers such that the products within the totes or other container shall align to each Store aisle location. 7-Eleven shall provide data to the Vendor sufficient for Vendor to organize the order by Store aisle. Multiple categories of product per tote shall be minimized by Vendor and Vendor shall avoid tote consolidation for a single Store except as may be consistent with such aisle location (e.g. avoid putting batteries in six different totes for a single Store).

       8.8    INTENTIONALLY OMITTED.

       8.9 Vendor agrees to maintain a delivery service rate of *% for all products ordered by the Stores in each of the areas serviced by each of Vendor's Distribution Centers (each a "Service Area"). Vendor recognizes that no excuses for failing to meet this rate shall be permitted other than force majeure as provided in Article XIX. For purposes of this Section 8.9, the delivery service rate will be calculated and expressed in dollars and the delivery service rate shall be defined as the product unit selling price from the Vendor to the Store multiplied by the number of Store product units delivered to the Store by the Vendor divided by the product unit selling price from the Vendor to the Store multiplied by the product selling units ordered by the Store and the resulting quotient thereof multiplied by one hundred (100). The delivery service rate described in this section shall be calculated to the nearest one-tenth of one percent (0.1%) by the Vendor and reported to 7-Eleven by the Vendor within thirty (30) days following each calendar quarter. Vendor agrees to pay 7-Eleven within ten (10) days following 7-Eleven's receipt of the report, as an incentive payment, and not as a penalty, the sum of $* for every *% that the Vendor delivery service rate as calculated in the aggregate for all Stores in each Service Area is less than *%. 7-Eleven acknowledges that such incentive payment shall reduce, and be applied against, any damages that may be claimed by 7-Eleven against Vendor for any failure of Vendor to meet the service levels set forth in this Section.

       8.10 Vendor shall provide 7-Eleven's Logistics Department for its review and comment with at least eight (8) weeks prior notice for any Store delivery route changes in an electronic file format as directed by 7-Eleven.

       8.11 Vendor will provide the products in quantities based on the orders, at the times necessary to meet the delivery windows stipulated herein. Vendor will maintain distribution capacity and inventories necessary to meet the orders. Vendor, at its expense, will provide the shipping containers, subject to the tote deposit procedures set forth on Schedule 8.13.

       8.12 If 7-Eleven instructs Vendor to cease providing any one or more services to the Stores (excluding, to the extent applicable, the Franchised Stores) for which Vendor was charging 7-Eleven a fee (as specifically provided herein) or if 7-Eleven improves its system of ordering and accepting products, then Vendor will enter into discussions with 7-Eleven to determine appropriate reductions in such fees or the cost of products sold to 7-Eleven.



                             14


       8.13 Certain additional in-store services to be provided, at 7-Eleven or each Franchisee's option, as well as certain other charges and costs, are listed and priced on Schedule 8.13.

                       ARTICLE IX

                     PRODUCT QUALITY

       9.1 Vendor hereby warrants, guarantees and certifies to 7-Eleven, and to any subsidiary, division, affiliate and Franchisee of 7-Eleven that Vendor will not take or fail to take any action that would cause any and all products sold by Vendor to 7-Eleven and the Stores (i) to not have been produced and furnished in compliance with the provisions of the Federal Fair Labor Standards Act; (ii) to not have been produced in compliance with or to be, adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act of 1938, as amended, and the regulations promulgated thereunder (the "Act"), or the pure food or drug laws or ordinances of any state or city to which the products are shipped by Vendor, or to be articles which may not be introduced into interstate commerce under the Act;
(iii) if the products contain a color additive, said color additive has been, is and will be from a batch certified by the Secretary of Health, Education and Welfare as required by the Act; (iv) to be misbranded hazardous substances or banned hazardous substances, or to be in a misbranded package within the meaning of that term in the Federal Hazardous Substance Labeling Act or the Consumer Product Safety Act; (v) to be placed in packages with labels that do not reflect true net weight, measure contents and size pursuant to applicable federal and state requirements; (vi) to not be in compliance with all applicable federal, state and local laws, regulations and other legal requirements, including but not limited to those related to environmental protection, health, safety, labeling, and flammability; and (vii) to not be good and merchantable and fit for human consumption.

Vendor shall promptly advise 7-Eleven in writing regarding any and all warranties and indemnifications that Vendor has received from a manufacturer or supplier regarding products sold by Vendor to the Stores, including obligations of the manufacturer or supplier to defend, indemnify and/or hold harmless Vendor against any damages relating to any sale, manufacture, handling, distribution, marketing, consumption or use of any product. Vendor hereby assigns and conveys to 7-Eleven the full benefit of all such warranties and indemnities. To the extent Vendor has not obtained contractual warranties and/or indemnities from a manufacturer or supplier regarding products sold to 7-Eleven, then Vendor will work in cooperation with 7-Eleven to secure any warranties or indemnities that 7-Eleven reasonably believes are necessary or desirable.

       9.2 Vendor further represents and warrants to 7-Eleven and any of its subsidiaries, divisions, affiliates and Franchisees purchasing products pursuant to this Agreement:

       (a) All products produced by Vendor and sold pursuant to this Agreement shall be of a type, quality, quantity, variety and grade consistent with (i) good industry practices, and (ii) in compliance with all applicable laws;

       (b) Vendor shall exercise reasonable efforts to improve freshness and quality of all perishable foods through product development, manufacturing techniques (to the extent applicable) and handling and delivery systems;


                15


       (c) During regular business hours of Vendor, 7-Eleven shall have the right to enter and inspect Vendor's distribution (including vehicles) and facilities used to distribute the products sold hereunder to the Stores; provided however, that all persons performing/attending such inspections shall execute and deliver to Vendor (prior to such inspections) such confidentiality agreements as Vendor may reasonably require. All inspections shall not relieve Vendor of its other obligations or liabilities hereunder.


       9.3 If any of Vendor's facilities or vehicles, including, without limitation, Vendor's manufacturing and/or distribution facilities used in connection with Vendor's performance under this Agreement, do not comply with applicable law or with the terms hereof (other than minor infractions that do not affect health, safety, welfare or quality of the products being delivered hereunder), Vendor shall promptly take whatever action is necessary to correct the deficiencies so as to bring such facilities and vehicles into compliance with applicable law and the terms hereof. Vendor will promptly notify 7-Eleven of any request or order for recall, market withdrawal or stock recovery of any product by any federal, state or local authority or regulatory agency, and any voluntary recall, market withdrawal or stock recovery initiated by Vendor of any of the products. Any such notice by Vendor shall not relieve Vendor of its other obligations or liabilities under this Agreement. All Vendor's drivers shall meet the requirements as set forth on Schedule 9.3.

       9.4 Either Vendor or 7-Eleven, in consultation with the other, may initiate (or in the case of Vendor, communicate to 7-Eleven) a product withdrawal, removal or recall. Each party will use commercially reasonable efforts to remove all affected products from distribution channels within its control and to otherwise cooperate with each other in its efforts associated with any such withdrawal, removal or recall. Vendor will, in addition to any other remedies that may be available to 7-Eleven, promptly reimburse 7-Eleven for all expenses reasonably incurred by the Stores or 7-Eleven in connection with any product withdrawal, removal or recall caused by acts or omissions of Vendor or associated with the private label or proprietary products of Vendor, including providing the Stores with a credit for all products paid for by the Stores. In the event of manufacturer withdrawals, removals or recalls, Vendor's liability to 7-Eleven for costs associated with withdrawing, removing or recalling the product(s) shall be limited to the amount provided by the manufacturer in connection therewith. At the request of Vendor and at its expense, provided the Stores are reasonably able to comply, the products that are subject to such withdrawal, removal or recall, which are in the Stores' possession, will be returned to Vendor through Vendor's distribution system. 7-Eleven agrees to use all reasonable efforts to obtain the cooperation of its Franchisees, as needed, in the event of any such withdrawal, removal or recall. All products that have been the subject of such withdrawal, removal or recall in Vendor's possession or returned to Vendor will be disposed of by Vendor at its sole cost and expense, and in accordance with applicable law and consistent with good industry practices.

       9.5 The delivery procedures concerning product overages, shortages, and damages, as set forth in Schedule 9.5(a) shall apply to products purchased and sold hereunder. 7-Eleven reserves the right to reject and/or return products (the "Rejected Products") which (i) in the case of coded products with a minimum shelf life, do not, at the time of delivery,


                             16

have the applicable minimum shelf life specified on Schedule 9.5(b) attached hereto, (ii) do not comply with applicable quality standards set forth herein, or (iii) are damaged or unsaleable as a result of acts or omissions of Vendor. All costs associated with rejecting the Rejected Products shall be borne solely by Vendor, including, without limitation, all costs incurred by 7-Eleven with respect to the transportation and handling, delivery and return of Rejected Products. As soon as is reasonably possible, Vendor shall remove the Rejected Products from each such Store or request 7-Eleven to dispose of such products. All Rejected Products shall be disposed of by Vendor at its expense, and, in the case of Proprietary Products, in accordance with 7-Eleven's instructions, all in strict accordance with applicable law and consistent with good industry practices. Vendor will give 7-Eleven full credit for the price paid for such products.

       9.6 Vendor shall not deliver any products which do not conform to any applicable specifications, warranties and representations in this Agreement or the order(s) placed by the Stores. In the event Vendor breaches the foregoing obligation, in addition to 7-Eleven's other rights and remedies, Vendor will solely bear the cost of such unmarketable products, and such product shall be disposed of by Vendor in accordance with applicable law and consistent with standard industry practices. 7-Eleven may purchase any products affected by Vendor's failure to comply with the provisions of this
Article IX, from a third party without liability of any kind hereunder, provided such action shall not relieve Vendor from any of its obligations or liabilities hereunder.

       9.7 Vendor shall not substitute, replace, discontinue or add any products to 7-Eleven's recommended product assortment to be purchased by the Stores without approval from the applicable 7-Eleven management group.

       9.8 Vendor will not exceed a * percent (*%) error rate, based on units ordered, of incorrect product unit picks, incorrect product unit delivery, and product unit damage. Error rate will be determined for each Vendor accounting period by dividing the number of error occurrences by the total amount of possible occurrences.

       9.9 Vendor will immediately advise 7-Eleven of material consumer complaint or any complaint, action or inspection by the Food and Drug Administration, including providing 7-Eleven with copies of all Forms 483 received from the Food and Drug Administration and Vendor's response thereto, or any agency with applicable governmental jurisdiction with respect to the products. 7-Eleven reserves the right to respond to such complaint, action or inspection, after coordinating with Vendor.

                         ARTICLE X

                         INSURANCE

       10.1 During the term of this Agreement, Vendor shall (a) procure and maintain, from reputable insurance carriers with a Best Rating of no less than B+ and a financial size category of no less than X, the insurance set forth below, and (b) upon execution of this Agreement (and not less than annually thereafter), furnish 7-Eleven with certificates (i) evidencing that such insurance is in force, and
(ii) providing that such insurance shall not be cancelled or altered without thirty (30) days prior written notice being given to 7-Eleven (which, unless otherwise agreed to by 7-Eleven, shall not constitute consent to such cancellation or alteration):


                          17


              (a) Worker's Compensation and employers' liability insurance as required by law with a limit of not less than $* million per accident or disease covering all persons employed by Vendor who will be performing any aspect of performance of Vendor hereunder, including, but not limited to, those persons involved in manufacturing, packaging, storing and delivering the products under this Agreement;

              (b) Comprehensive or Commercial General Liability Insurance written on an occurrence basis covering all services and products provided by Vendor, including, but not limited to, personal injury coverage, advertising liability coverage, products/completed operations liability coverage, including Vendors Broad Form endorsements in favor of 7-Eleven and broad form contractual liability coverage for liability assumed by Vendor in this Agreement, with a combined single limit of at least $* million per occurrence and a general aggregate limit of at least $* million in any one policy year and a products/completed operations aggregate of at least $* million in any one policy year to protect both 7-Eleven and Vendor for claims of personal injury, illness, bodily injury (including death), property damage, and exemplary and punitive damages where permitted by law and naming 7-Eleven as an additional insured on the policy or policies; and

              (c) Vehicle Liability Insurance covering all vehicles used in the performance by Vendor of this Agreement, including coverage for all owned, non-owned, hired and leased vehicles or equipment with policy limits of at least $* million combined single limit per occurrence to protect both 7-Eleven and Vendor for claims of bodily injury (including death) and property damage, and naming 7-Eleven as an additional insured.

       10.2 The foregoing insurance held or to be obtained by Vendor as required hereunder shall include, if permitted by law, a waiver of subrogation by the insurance carrier in favor of 7-Eleven or any of its affiliates, and its and their respective directors, stockholders, officers, employees, agents, consultants, representatives, successors, transferees and assignees and Franchisees. Vendor agrees to notify each of its insurance companies of such waiver so as to prevent any invalidation of said insurance coverage by reason of the aforesaid waiver. Vendor shall provide 7-Eleven with written acknowledgments of such waivers of subrogation executed by authorized representatives of such insurance carriers. Vendor shall immediately notify 7-Eleven of the exhaustion of any limits of coverage including aggregates and notify 7-Eleven on how it plans to remedy such exhaustion. The insurance required hereunder shall not limit Vendor's liability nor release Vendor from any liability under this Agreement.

                         ARTICLE XI

                         INDEMNITY

       11.1 Vendor shall absolutely and irrevocably indemnify, pay, defend (with counsel reasonably satisfactory to 7-Eleven) and hold harmless 7-Eleven and its affiliates and its and their respective directors, stockholders, officers, employees, agents, consultants, representatives, successors, transferees, assignees and franchisees (collectively, the "7-Eleven Indemnified Parties") from and against any and all Damages (as hereinafter defined) to the extent arising from, relating to or associated with any one or more of the following:



                            18


              (a) Vendor's breach, violation or default of, or failure to comply with, any one or more of the agreements, representations, warranties and obligations made by Vendor under this Agreement;

              (b) any act or omission of any of Vendor's employees or agents, during the course of, or in any way related to, the delivery of products;

              (c) acts or omissions of Vendor's employees or agents in connection with the withdrawal, recall, removal, disposal and/or rejection of the products as provided in Sections 2.4, 9.4 and 9.5 hereof;

              (d) any aspect of the manufacture, production, processing, packaging, storage, distribution, sale or handling of the products by Vendor or its agents, including, without limitation, any Damages relating in any way to any sale, the manufacture, handling, distribution, marketing, consumption or use of, or exposure to, any tobacco or tobacco product; provided that Vendor shall only be liable to indemnify 7-Eleven for such claims to the extent (i) Vendor is indemnified by the manufacturer or supplier or (ii) Vendor has a cause of action against the manufacturer or supplier for such indemnification for such Damages (provided that 7-Eleven shall refund any incremental costs to Vendor actually incurred for such defense and indemnification of 7-Eleven in the event of a final adjudication by a court of competent jurisdiction that Vendor did not have a cause of action in such case); or (iii) the Damages were caused, or contributed to, by the actions or omissions of Vendor's employees or agents;

              (e) Vendor's or its employees' or agents' negligence or willful misconduct;

              (f) claims made against 7-Eleven Indemnified Parties by Vendor's employees, agents or representatives, except to the extent such claim is proximately caused by such 7-Eleven Indemnified Parties; and

              (g) any claims or allegations that any patents, trademarks, tradenames, service marks or processes or products or any other form of Vendor or manufacturer or supplier identification associated with the products under this Agreement violates or infringes upon any rights of any third party; provided that Vendor shall only be liable to indemnify 7-Eleven for such claims relating to manufacturer or supplier identification to the extent Vendor is indemnified for such claims by the applicable manufacturers or suppliers of such products.


       11.2 7-Eleven shall absolutely and irrevocably indemnify, pay, defend (with counsel reasonably satisfactory to Vendor) and hold harmless Vendor and its affiliates and its and their respective directors, stockholders, officers, employees, agents, consultants, representatives, successors, transferees and assignees (collectively, the "Vendor Indemnified Parties") from and against any and all Damages, to the extent arising from, relating to or associated with
(i) 7-Eleven's breach, violation, or default of, or failure to comply with, any one or more of the agreements, representations, warranties and obligations made by 7-Eleven under this Agreement, and/or (ii) 7-Eleven's or its employees' or agents' negligence or willful misconduct.

       11.3 For purposes of this Article XI, "Damages" shall mean any and all obligations, liabilities, damages, settlements, losses, fines, penalties, deficiencies, judgments, costs, expenses (including, without limitation, reasonable attorneys', accountants', engineers' and investigators' fees and disbursements), property damage, injuries, illnesses or deaths.


                                19

       11.4 For purposes of this Article XI, the term "Indemnifying Party" when used in connection with a particular Claim (defined below) shall mean the party having an obligation to indemnify the other party with respect to such Claim pursuant to this Article XI, and the term "Indemnified Party" when used in connection with a particular Claim shall mean the party having the right to be indemnified with respect to such Claim by the other party pursuant to this Article XI.

       11.5 Each party agrees that promptly after it becomes aware of facts giving rise to a claim by it for indemnification pursuant to this Article XI (a "Claim"), it will provide notice thereof in writing to the other party specifying the nature and specific basis for such Claim (a "Claim Notice"). Notice provided by each party's respective insurer to either the other party or to the other party's insurer shall be deemed to be notice for purposes of this Article. The failure of an Indemnified Party to send a Claim Notice shall not relieve the Indemnifying Party from liability hereunder with respect to such Claim except to the extent such failure results in insufficient time being available to permit the Indemnifying Party or its counsel to effectively defend against such Claim and to make a timely response thereto or otherwise prejudices the Indemnifying Party's ability to defend such Claim. For purposes of this Section 11.5, receipt by a party of written notice of any demand, assertion, claim, action or proceeding (judicial, administrative or otherwise) by or from any person other than a party to this Agreement which gives rise to a Claim shall constitute notice of a Claim by such party and shall require prompt notice to the other party of the receipt of such matter as provided in the first sentence of this Section 11.5. Each Claim Notice shall set forth all information with respect to the Claim which the applicable party shall then have and shall contain a statement to the effect that the party giving the notice is making a claim pursuant to and formal demand for indemnification under this
Article XI.

       11.6 If the Indemnified Party is one of the Vendor Indemnified Parties and such Indemnified Party has a right against a person or entity (other than one of the other Vendor Indemnified Parties or one of Vendor's insurers) with respect to any damages or other amounts paid to such Indemnified Party by 7-Eleven, then 7-Eleven shall, to the extent of such payment, be subrogated to the right of such Indemnified Party. If the Indemnified Party is one of the 7-Eleven Indemnified Parties and such Indemnified Party has a right against a person or entity (other than one of the other 7-Eleven Indemnified Parties or one of 7-Eleven's insurers) with respect to any damages or other amounts paid to such Indemnified Party by Vendor, then Vendor shall, to the extent of such payment, be subrogated to the right of such Indemnified Party.

       11.7 The Indemnifying Party shall, at its sole cost and expense, contest and defend by all appropriate legal proceedings any Claim with respect to which it is obligated to indemnify the Indemnified Party pursuant to this Article XI. Any such contest may be conducted in the name and on behalf of the Indemnifying Party or the Indemnified Party as may be appropriate. Such contest shall be conducted by attorneys employed by the Indemnifying Party; provided, the Indemnified Party shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing, and the cost and expense attributable to such attorneys employed by the Indemnified Party shall be borne solely by the Indemnified Party. If the Indemnified Party joins in any such contest,



                        20


the Indemnifying Party shall have full authority to determine all action to be taken with respect thereto; provided that the foregoing shall not include the admission of guilt (or comparable plea) or wrongdoing or negligence or the permitting of or the imposition of civil or criminal penalties or indictments, or the entering of consent decrees or orders of any kind by the Indemnifying Party on behalf of the Indemnified Party without the Indemnified Party's express written approval. If, after notice as provided for herein, the Indemnifying Party does not contest any Claim as provided in this Section 11.7, the Indemnified Party may (but shall have no obligation to) contest any such Claim and the Indemnifying Party shall be bound by the result or settlement obtained with respect thereto by the Indemnified Party. At any time after commencement of the defense of any Claim, the Indemnifying Party may request the Indemnified Party to agree in writing to the abandonment of such contest or to the payment or compromise by the Indemnifying Party of such Claim, whereupon such action shall be taken unless the Indemnified Party determines that the contest should be continued, and so notifies the Indemnifying Party in writing within 15 days after its receipt of such request from the Indemnifying Party. If the Indemnified Party determines that the contest should be continued, and provided that the terms of such payment or compromise provide for the full and effective release of the Indemnified Party (without the payment of funds by the Indemnified Party, or the imposition of any burden or lien on, or criminal or civil penalties or consent order or decrees or admission of guilt (or comparable plea) or wrongdoing or negligence required to be entered by or against, the Indemnified Party or with respect to its assets), the Indemnifying Party shall be liable hereunder only to the extent of the lesser of (i) the amount which the other party(ies) to the contested Claim had agreed to accept in payment or compromise as of the time the Indemnifying Party made its request therefor to the Indemnified Party or (ii) such amount for which the Indemnifying Party may be liable with respect to such Claim by reason of the provisions hereof.

       11.8 If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Claim which the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the person or entity asserting the Claim, or any cross-complaint against any person or entity; provided, the Indemnifying Party shall reimburse the Indemnified Party for any expenses incurred by it in so cooperating.

       11.9 The Indemnified Party agrees to afford the Indemnifying Party and its counsel the opportunity to be present at, and to participate in, conferences with all persons or entities, including governmental authorities, asserting any Claim against the Indemnified Party and conferences with representatives of or counsel for such persons or entities.

       11.10 The Indemnifying Party shall pay to the Indemnified Party, upon demand, the amount of any Damages to which the Indemnified Party may become entitled by reason of the provisions of this Article XI, such payment to be made in cash or other immediately available funds at the then address of the Indemnified Party for notice purposes pursuant to this Agreement. The indemnification provisions in this
Article XI shall survive the termination of this Agreement.



                          21

                     ARTICLE XII

                  DISPUTE RESOLUTION

       12.1 Any disputes arising hereunder shall first be referred for resolution to Vendor's and 7-Eleven's respective local management designee or a group of designees in the area served by the Vendor's Distribution Center which services the Stores to which such dispute pertains. To the extent that such dispute cannot be resolved by such representatives of Vendor and 7-Eleven within ten (10) business days, or if the dispute pertains to (i) a matter affecting more than one of Vendor's Distribution Centers, or (ii) a matter which when resolved is likely to affect the interpretation of this Agreement, then such dispute shall be referred for resolution to Vendor's and 7-Eleven's respective senior management designee who shall endeavor in good faith to resolve any such disputes within the limits of each such representative's authority and within ten (10) business days from the date it is referred to them. In the event Vendor's and 7-Eleven's senior management designees are unable to resolve such dispute within such ten (10) day period, such dispute shall be referred for resolution to the respective Presidents of Vendor and 7-Eleven, who shall attempt to resolve the dispute within ten (10) business days from the date that it is referred to them. If and only if any dispute remains unresolved after the parties have followed the dispute resolution procedure set forth above, the matter shall be resolved pursuant to Sections 12.2 and 12.3 below.

       12.2    (a)    If any dispute between the parties has not been
resolved pursuant to Section 12.1 above, the parties shall endeavor to settle the dispute by mediation through JAMS, Dallas Mediation Services. Within ten (10) business days from the date that the parties cease direct negotiations pursuant to Section 12.1 above, the parties will submit to each other a written list of acceptable qualified JAMS mediators not affiliated with any of the parties. Within ten (10) days from the date of receipt of such list, the parties to this Agreement shall rank the mediators in numerical order of preference and exchange such rankings. If such mediator is not available to serve, they shall proceed to contact the mediator who was next highest in ranking until they are able to select a mediator.

              (b) Each party shall bear its own cost of mediation; provided, however, the cost charged by any independent third party mediator shall be borne equally by the parties.

              (c) The parties agree that any mediation proceeding will constitute settlement negotiations for purposes of the federal and state rules of evidence and will be treated as confidential and privileged communication by the parties and the mediator. No stenographic, visual or audio record shall be made of any mediation proceedings. All conduct, statements, promises, offers and opinions made in the course of the mediation by any party, its agents, employees, representatives or other invitees and by the mediator shall not be discoverable nor admissible for any purposes in any litigation or other proceeding involving the parties and shall not be disclosed to any third party.

              (d) The parties agree that participation in this mediation procedure shall be obligatory upon each of them. In the event that either party refuses to adhere to the mediation procedure set forth in this Article XII, the other party may bring an action to seek enforcement of such obligation in any court of competent jurisdiction.


                       22

              (e) The parties' obligation to mediate will be deemed satisfied following completion of 8 hours of mediation, whether or not the parties have resolved the dispute.

       12.3 If any dispute has not been resolved pursuant to the procedures set forth in Section 12.1 and 12.2, either party may initiate litigation to seek resolution of such dispute or terminate this Agreement as provided in Article XVI without waiving any other rights or remedies.

                     ARTICLE XIII

       FACILITY STANDBY PAYMENT AND OTHER PAYMENTS

       13.1 In consideration of 7-Eleven entering into this Agreement with Vendor and 7-Eleven's commitment to purchase the designated product categories for its corporate Stores from Vendor, Vendor agrees to pay to 7-Eleven the following payments. During the term of this Agreement, on or about the first day of each calendar month, 7-Eleven shall provide notice to Vendor of the total number of corporate operated Stores currently in existence. Vendor shall pay 7-Eleven within ten (10) business days $* per corporate Store for the total number of corporate Stores contained in the notice.

       13.2 In addition to the other incentives, markups and rebates to be paid by Vendor to 7-Eleven pursuant to this Agreement, Vendor shall also pay to 7-Eleven the amount of $* per year, payable upon the Effective Date of this Agreement and on the first and second anniversary dates of this Agreement (September 21, 2003 and September 21, 2004)

                        ARTICLE XIV

                      COMPUTER SYSTEMS

       14.1 7-Eleven has developed and is continuing to develop its proprietary retail information system (the "RIS System") which includes software (the "Software") used, among other things, to communicate orders and accounting information among the Vendor and the Stores, the type and nature of which will continue to be developed over time. Vendor will use such RIS System to coordinate the services it is providing to 7-Eleven as well as to maintain information and generate reports as specified by 7-Eleven. Vendor will provide online service to 7-Eleven that provides 7-Eleven inventory in a read only format for product on hand, product on order, product receipt, and daily/weekly product movement. Vendor will utilize the RIS System and processes at 7-Eleven direction, for new item or seasonal prebook requirements as well.

       14.2 Vendor's use of the RIS System will inure to the benefit of the Stores only. Subject to the terms of this Agreement, 7-Eleven grants to Vendor a limited, nonexclusive, personal, nontransferable license to use the Software and Documentation (hereinafter defined), if any, in connection with the RIS System for the purposes herein for 7-Eleven's and the Stores' sole and exclusive benefit. ("Documentation" shall include material functional requirements and principles of operation with respect to the Software, such as user manuals and educational materials related to the Software.) The term of the license shall commence on 7-Eleven's delivery of a copy of such Software to Vendor and shall end on the earlier of (a) Vendor's use of the Software inconsistent with the terms of this license, for which 7-Eleven gives written notice of termination ten (10) days in advance of the termination


                          23

date, (b) the termination or expiration of this Agreement or (c) the termination of 7-Eleven's license to use such Software. If or when the license granted herein terminates, Vendor shall immediately stop using the Software and Documentation and either return all copies to 7-Eleven or certify to 7-Eleven that the copies have been destroyed. Unless otherwise agreed, Vendor may keep on hand at any time not more than one (1) copy of the Software for use on a single processing unit and a back-up copy. Vendor shall not transfer, disclose, sublicense or distribute to third parties or make additional copies, except as otherwise provided herein, of the Software and Documentation without 7-Eleven's written consent. All ownership, other rights and title in the Software and Documentation are hereby reserved to 7-Eleven. The expenses of all hardware and all expenses necessary to operate the hardware used in the operation of the RIS System will be borne by Vendor. Vendor will acquire such hardware designated by 7-Eleven as necessary to integrate with and operate the RIS System.

       14.3 Vendor will provide programming services to develop, manage and maintain item bridging/linking between Vendor's inventory and invoicing systems and the RIS System. Vendor recognizes that synchronization between the 7-Eleven's Item Master and the Vendor inventory/invoicing system shall require at least the following critical capabilities:

(i) Item Master shall determine the item status such as active, delete, add, and the effective date for orders and changes
(ii) Item Master shall be 7-Eleven central repository for UPC, cost and retail pricing
(iii) Vendor shall map to 7-Eleven provided price groups and patterns
(iv) Item Master shall provide the recommended retail price at pattern and group level, however, the individual Store retail price shall be contained within the order data.
(v) Vendor recognizes that Franchisees must be able to review and pass on retail price data and Vendor must be able to maintain "in store" retail prices on non-recommended items. Nonrecommended items constitute items that are not active in 7-Eleven's Item Master for a particular Store
(vi) Item bridge integrity-Vendor shall be required to provide to 7-Eleven a Universal Item Number (UIN) for the purpose of bridging to the 7-Eleven SLIN.
(vii) Vendor shall provide, at 7-Eleven's direction, electronic excise tax and fair trade regulation tables
(viii) Vendor shall provide fourteen (14) days notice to 7-Eleven on any product UPC changes.

       14.4 Any programming costs incurred by Vendor to change its systems to comply with this Article XIV or any other provisions of this Agreement shall be charged to 7-Eleven at the rate of $* per hour, provided however that 7-Eleven shall have no liability for any such costs unless Vendor (i) submits a written statement of work describing the scope of work and containing a firm estimate of the total cost of the systems change, and (ii) 7-Eleven signs such statement of work in advance of the costs being incurred.



                       24

                       ARTICLE XV

                  7-EXCHANGE PROGRAM
15.1 Vendor agrees to participate in the program that utilizes the RIS System referenced in Article XIV (the "7-Exchange Program"), to provide certain information technology functions that add value to Vendor's operations and reduce operating costs for Vendor. The functions that the 7-Exchange Program currently provides include the following: (i) centralized main order processing; (ii) reduction in order-processing time; (iii) hand-held/ISP ordering device, which eliminates the need for Vendor supplied Store ordering equipment (i.e. Telxon) and related equipment and applications such as multi-phone line order receiving, order editing, and order book production; (iv) consolidated, clean, and edited orders to the Vendor at a central location in a standardized or customized format; (v) a new item introduction and seasonal change process to communicate to Vendor product assortment changes and planograms to the Stores. It is anticipated that the 7-Exchange Program functions will be enhanced and that additional functions will be added, such as access to 7-Eleven Point of Sale (POS) data to the Vendor for use by the Vendor in analyzing sales activity and results in connection with its internal business processes. *
                    ARTICLE XVI

               TERM AND TERMINATION

       16.1 The term of this Agreement shall commence on September 21, 2002 (the "Effective Date") and, unless earlier terminated in accordance with terms of this Agreement, or by mutual consent of the parties, will continue thereafter until January 31, 2006. The term of this Agreement may also be extended beyond the original term of September 21, 2002 through January 31, 2006, for an additional period of up to two years subject to mutual agreement of the parties. In the event the parties are unable to resolve any material dispute pursuant to the mediation procedures in Article XII, either party may terminate this Agreement following two hundred seventy (270) days' notice. Upon termination of this Agreement, Vendor and 7-Eleven will each fulfill their respective obligations hereunder with respect to all orders that have been placed by 7-Eleven and/or delivered by Vendor prior to the effective date of such termination and with respect to all other obligations to the extent not fulfilled. On or before the expiration date of this Agreement, and in addition to all payments due to 7-Eleven on a monthly or Vendor Accounting Period basis as set forth in this Agreement, Vendor shall pay 7-Eleven a pro-rata amount of the other payments due from Vendor pursuant to Article XIII hereof to account for the period from September 22, 2005 through January 31, 2006. For example, with respect to the $* annual payment set forth in
Section 13.2, Vendor would pay 7-Eleven a pro-rata amount equal to approximately $* ($* / 365 days x 132 days for the period September 22, 2005 through January 31, 2006).


                     ARTICLE XVII

                  LICENSE FROM 7-ELEVEN

       17.1 Vendor acknowledges and agrees (a) that 7-Eleven is the owner of the 7-Eleven trademark and other trademarks, service marks and/or logos associated with the operations of its 7-Eleven business, whether or not registered (collectively, the "Marks"), including, without limitation, those set forth on Schedule 17.1(a) attached hereto and made a part hereof, and (b) that certain of the products may consist of containers and packaging in which such merchandise are packaged and sold bearing the Marks, including, without limitation, those set forth on Schedule 17.1(b) attached hereto and made a part hereof.


                        25

       17.2 Subject to the terms hereof, 7-Eleven hereby grants to Vendor during the term or any subsequent renewal a non-exclusive, revocable, royalty free license (the "License") to purchase, sell and distribute products bearing the Marks which shall be used by and/or sold exclusively in 7-Eleven's Stores. The License shall not be transferred or assigned by Vendor. The License shall automatically terminate upon termination of this Agreement, provided, however, in the event action is necessary to protect 7-Eleven's Marks, 7-Eleven shall have the right to revoke all such licenses upon notice at any time. Vendor shall not purchase any Proprietary Products from nor give, sell, convey or otherwise transfer any such products to, any person or entity except those suppliers that are authorized by 7-Eleven to manufacture, assemble, produce, purchase, sell and distribute such products. 7-Eleven retains all rights not expressly granted to Vendor hereunder.

       17.3 Vendor acknowledges and agrees that (a) it shall not do anything inconsistent with any rights 7-Eleven has in the Marks and related goodwill (including, but not limited to, obtaining any registrations of the Marks or any trademarks confusingly similar thereto) and shall not challenge or assist in any challenge by any third party to the validity of the Marks, any registrations thereof or any rights 7-Eleven has therein; (b) all trademark use of the Marks under this Agreement shall inure to the benefit of 7-Eleven; (c) nothing contained herein shall be deemed to give Vendor or any authorized sublicensee any right, title or interest to any of the Marks (or any trade dress or any goodwill associated therewith) and the same shall at all times remain in 7-Eleven; (d) Vendor is granted no right to use any of such Marks or any trade dress associated therewith, except (i) as authorized in writing by 7-Eleven, or (ii) as may be used in any labels or documents or specimens which are approved in advance in writing by 7-Eleven.

       17.4 Vendor agrees that 7-Eleven shall be solely responsible for taking such actions as 7-Eleven deems appropriate to obtain trademark, service mark or other appropriate registration for the Marks and trade dress used on any Proprietary Products. Vendor shall not perform any acts or execute any documents to effectuate and/or maintain registration of the Marks except with 7-Eleven's prior written approval.

       17.5 7-Eleven shall have the sole and exclusive right, in its discretion, to file and prosecute suits for trademark infringement and unfair competition arising out the unauthorized use of the Marks or any confusingly similar mark, and Vendor agrees that in any such suit, it shall render to 7-Eleven such assistance as is reasonably necessary to establish use by 7-Eleven and Vendor of the Marks.
Vendor shall promptly advise 7-Eleven of any challenges of which it has knowledge to the legitimacy of the use of the Marks by Vendor or 7-Eleven or of any infringements by third parties of the Marks.

       17.6 Vendor shall not advertise or engage in any other form of merchandising or promotions which refer to 7-Eleven, the Marks, the Stores or which relate to the products bearing the Marks or depicting any of the products bearing the Marks without 7-Eleven's consent.

       17.7 Vendor shall not purchase, distribute or sell products bearing the Marks which are not of at least the quality of a specimen bearing the Marks to be furnished to Vendor by an authorized supplier and which specimen has been approved by 7-Eleven in advance of any such purchase, distribution or sale. Vendor shall not sell, use or otherwise dispose of any of the Proprietary Products which do not comply strictly with all applicable laws and government regulations, standards and specifications. Vendor shall return to an authorized supplier for credit any products bearing the Marks that are defective in construction or appearance, including, without limitation, incorrect color or design of the Marks, and shall require that such Supplier destroy any such products to ensure such product is not distributed.


                          26


                       ARTICLE XVIII

                       RISK OF LOSS

       18.1 Subject to the terms herein, Vendor shall bear the risk of loss for all products until such time as the products are delivered either to the Stores and signed for by the Stores' representatives or delivered to the applicable CDCs.

                      ARTICLE XIX

                     FORCE MAJEURE

       19.1 Neither party shall be liable to the other party for any failure or delay in performance of its obligations under this Agreement because of circumstances beyond its control including, but not limited to, acts of God, flood, fire, riot, accident, strikes or work stoppages for any reason, embargo, inability to obtain phone lines, government action (including enactment of any laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by this Agreement) and other causes beyond its control whether or not of the same class or kind as specifically named above. If either party is unable to perform its obligations hereunder for any of the reasons described in this Article, the obligations of such party shall be suspended for the duration, and only to the extent of, such force majeure event, provided that the affected party shall immediately notify the other party of its inability to so perform, the steps it plans to take to rectify or mitigate such inability and the anticipated length of such inability. Vendor shall be entitled to claim force majeure only if it also claims, with respect to the products similarly affected thereby, force majeure against its other customers in any and all areas affected by force majeure.

       19.2 Vendor shall allocate all of its available supplies of any affected products in the event of force majeure among Vendor's then existing customers purchasing such products based on their respective proportionate amount of purchases of such product from Vendor. 7-Eleven may also purchase any unsupplied products from any third party supplier. If the period of nonperformance by Vendor due to force majeure exceeds sixty (60) days from the receipt of notice to 7-Eleven as required pursuant to Section 19.1, 7-Eleven may, by giving notice thereof, terminate this Agreement, at its option, either in its entirety or in part as to any and all areas of Stores that may be affected by such force majeure event.

                      ARTICLE XX

                      ASSIGNMENT

       20.1 Neither party may assign this Agreement by assignment, stock transfer, sale, merger, operation of law, or otherwise without the consent of the other party, which consent shall not be unreasonably withheld.



                            27

                         ARTICLE XXI

                          NOTICES

       21.1 Any notice, request, consent, waiver or other communication required or permitted hereunder shall be effective only if it is in writing and delivered personally, or electronically or by registered or certified mail, postage prepaid, or by telecopy, to the other party at the following address (or to such other address as the parties shall provide to the other in writing):

IF TO 7-ELEVEN:           7-Eleven, Inc.
                          2711 North Haskell Avenue
                          Dallas, Texas 75204

                          Attn: General Counsel

If by Telecopy:           7-Eleven, Inc.
                          2711 North Haskell Avenue
                          Dallas, Texas 75204

                          Attn: General Counsel
                          Telecopy: 214-828-7119



With a copy to:           7-Eleven, Inc.
                          2711 North Haskell Avenue
                          Dallas, Texas 75204
                          Attn: SVP Demand Chain Integration



IF TO VENDOR:             President
                          McLane Grocery Distribution
                          4747 McLane Parkway
                          Temple, Texas  76504

If by Telecopy:           President
                          McLane Grocery Distribution
                          4747 McLane Parkway
                          Temple, Texas  76504

                          Telecopy:  (254) 771-7566

With a copy to:           General Counsel
                          McLane Company, Inc.
                          4747 McLane Parkway
                          Temple, Texas  76504

If by Telecopy:           (254) 771-7515
A notice so given shall be deemed given on the date received.


                            28


                     ARTICLE XXII

                   CONFIDENTIALITY

       22.1 Vendor and 7-Eleven shall, and shall use reasonable efforts to cause their respective employees, agents and other representatives to, hold in confidence all Confidential Information, and Vendor and 7-Eleven shall not, and shall use reasonable efforts to ensure that any other persons having access to the Confidential Information through them shall not use or disclose the same to any person except in connection with this Agreement and otherwise as may be reasonably necessary to carry out this Agreement and the transactions contemplated hereby or to comply with applicable law. For purposes hereof, "Confidential Information" means this Agreement and all information of any kind (including without limitation store and item level sales, pricing and promotional results and other point of sale or purchase data as well as systems documentation) obtained directly or indirectly from Vendor or 7-Eleven, or any of their respective employees, agents, accountants, counsel or other representatives, relating to Vendor's or 7-Eleven's business, except information which (i) constitutes readily ascertainable public information, including without limitation, any information filed with the Securities and Exchange Commission, (ii) subsequently becomes public information through no fault of the party to whom it was revealed, (iii) either party obtains from a third party who they have no reason to believe is under any obligation of confidentiality, or (iv) which either party becomes legally obligated to disclose. Notwithstanding the foregoing, it is acknowledged and agreed that Vendor shall be entitled to furnish item level product purchase data (but not any other Confidential Information) to the supplier or manufacturer of such product in the event that both (a) Vendor is required to do so in order to participate in the manufacturer or supplier wholesale program; provided that such program and the aforementioned requirement is applicable to all wholesalers, and (b) Vendor provides 7-Eleven with a reasonably detailed written description of the requirements of the applicable program.

                   ARTICLE XXIII

                   PRESS RELEASE

       23.1 Neither Vendor nor 7-Eleven will issue or make, or cause to have issued or made, any media release or announcement concerning this Agreement or the transactions contemplated hereby without the prior approval of the other party, except as may be necessary by reason of legal, accounting or regulatory requirements beyond the reasonable control of such party or except as may be necessary in connection with any withdrawal, recall or removal of any products.

                    ARTICLE XXIV

                MULTIPLE COUNTERPARTS

       24.1 This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, all of which together shall constitute one and the same instrument.


                            29


                      ARTICLE XXV

                      SEVERABILITY

       25.1 If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced due to any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement to effect the original intent of the parties as closely as possible so that the transactions contemplated hereby are fulfilled to the extent possible and the parties receive the economic equivalent of their respective bargains in this Agreement.

                   ARTICLE XXVI

                 ENTIRE AGREEMENT

       26.1 Notwithstanding any provision or reference in this Agreement to the contrary, this Agreement and the Schedules attached hereto contain the entire understanding of the parties relating to the subject matter contained herein and supersede all prior agreements and understanding, written or oral, relating to the subject matter hereof, provided however, that this Agreement shall not supersede or limit either (a) Section 16.1 of the Service Agreement entered into between Vendor and 7-Eleven and dated as of November 29, 1992, or (b) any claims of 7-Eleven relating to unfulfilled obligations of Vendor or 7-Eleven set forth in such previous Service Agreement, including without limitation claims relating to audits of Vendor's activities during the term of such previous Service Agreement. This Agreement cannot be modified, amended or terminated except in writing signed by the party against whom enforcement is sought and this Agreement shall not be deemed to have been waived by any course of dealing or course of performance between the parties.

                     ARTICLE XXVII

                     GOVERNING LAW

       27.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to its conflict of law rules.

                     ARTICLE XXVIII

                      TRANSITION

       28.1 If applicable, as part of the commencement of this Agreement, Vendor agrees to purchase 7-Eleven Proprietary or Exclusive Product inventory remaining with 7-Eleven's then existing wholesale distribution service provider at the existing wholesale distribution service provider's cost (i.e. prior to any percentage markup being applied) FOB the existing wholesale distribution service provider's docks. Vendor will maintain product inventory levels such that product delivery to Stores shall not be disrupted during any transition from


                        30

Vendor to a new wholesale distribution service provider at the termination or expiration of this Agreement and Vendor shall cooperate with 7-Eleven and any such new provider to ensure a smooth and orderly transition of the services. Vendor agrees to sell 7-Eleven Proprietary or Exclusive Product inventory remaining in its Distribution Centers at the time of any transition to a new service provider at Vendor's Cost (as defined herein) prior to any percentage markup being applied FOB, Vendor's existing Distribution Centers.

                    ARTICLE XXIX

                    NO CONFLICTS

       29.1 By acceptance of this Agreement, Vendor represents, warrants, and certifies that no gift or gratuity or any promise of gift or gratuity, has been given, offered, or made directly or indirectly to, or for the benefit of, any employee or agent of 7-Eleven for the purpose of influencing the selection of a Vendor. Furthermore, Vendor certifies that no gift or gratuity or any promise of a gift or gratuity will be offered or made to, or for the benefit of, any employee or agent of 7-Eleven as a result of Vendor receiving this Agreement, and, in any such event or in the event the same is solicited by any employee or agent of 7-Eleven, Vendor shall immediately notify 7-Eleven's Internal Audit Department or 7-Eleven's Code of Business Conduct Compliance Coordinator, any attorney in 7-Eleven's Legal Department or 7-Eleven's Chief Code Compliance officer of any such event.

       29.2 Vendor represents and certifies that prices for the services have been arrived at independently without consultation, communication, or agreement for the purpose of restricting competition or any matter relating to such prices with any competitor or other supplier.

       29.3 Vendor represents and certifies that the prices for the services contained in this agreement have not been knowingly disclosed directly or indirectly to any competitor or other supplier.

                  ARTICLE XXX

     NO AGENCY; NO WAIVERS; REMEDIES CUMULATIVE

       30.1 It is understood and agreed by the parties hereto that this Agreement does not create a fiduciary relationship between them; that Vendor shall be, and at all times shall remain, an independent contractor; and that nothing in this Agreement is intended to make either party an agent, legal representative, subsidiary, joint venturer, partner, employee, employer, joint employer, or servant of the other for any purpose whatsoever.

       30.2 The failure of either party to enforce any right under this Agreement shall not be construed as a waiver of its right to enforce that or any other right hereunder in the future. All remedies afforded in this Agreement will be taken and construed as cumulative; that is, in addition to every other remedy available at law or in equity, and may be exercised separately or concurrently without the waiver of any other remedy. Any course of dealing or performance between the parties shall not constitute a waiver of any right hereunder.

[SIGNATURE PAGE FOLLOWS]


                           31



       IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date first written above.
ATTEST:

MCLANE COMPANY, INC.                    7-ELEVEN, INC.
D/B/A MCLANE GROCERY
DISTRIBUTION


By:                                     By:
  -----------------------                 ----------------------
  Title:                                  President
        -----------------



By:                                     By:
  -----------------------                 ----------------------
   Assistant Secretary                    ----------------------








                           32

                         SCHEDULE 1
                          ------------

                     DISTRIBUTION CENTERS

WAREHOUSE FACILITIES                      LOCATIONS
-------------------                       ---------------

MCLANE/CAROLINA                         BATTLEBORO, NC
MCLANE/CUMBERLAND                       NICHOLASVILLE, KY
MCLANE/DOTHAN                           COTTONWOOD, AL
MCLANE/HIGH PLAINS                      LUBBOCK, TX
MCLANE/MID ATLANTIC                     FALMOUTH, VA
MCLANE/MIDWEST                          DANVILLE, IL
MCLANE/NORTHEAST                        BALDWINSVILLE, NY
MCLANE/NORTHWEST                        TACOMA, WA
MCLANE/PACIFIC                          MERCED, CA
MCLANE/SOUTHEAST                        ATHENS, GA
MCLANE/SOUTHERN                         BROOKHAVEN, MS
MCLANE/SOUTHERN CALIFORNIA              SAN BERNARDINO, CA
MCLANE/SOUTHWEST                        TEMPLE, TEXAS
MCLANE/SUNEAST                          KISSIMMEE, FL
MCLANE/SUNWEST                          GOODYEAR, AZ
MCLANE/WESTERN                          LONGMONT, CO
MCLANE INDIANA                          RICHMOND, INDIANA
MCLANE/NORTHEAST-CONCORD                CONTOOCOOK, NEW HAMPSHIRE
MCLANE/MINNESOTA                        NORTHFIELD, MINNESOTA










                         SCHEDULE 1.2
                        --------------
                      Product Categories

Product Category
---------------

Bundle Pack
Candy/Gum/Mints
Cigarettes
Cookies/Crackers
Cooler/Refrigerated
Cups/Lids
Eggs
Fast Food Frozen
FCB/BIB/Fountain
Frozen Food
       - Ice Cream/Froz. Nov.
Grocery
       - Water
       - Firewood
       - Drink Pwdr/Liq Fount
       - Bulk Popcorn
       - Disposable Lighters
       - Cig Paper/Smoke Access.
HBA
       - Hair Accessories
Jerky/Meat Snacks
       - Meat/Market/Deli Non-Grocery Merchandise
       - Toy/Games/Novelties
       - Hosiery
       - Shoe Care
       - Pet Supply
       - Household
       - Hardware
       - Electrical
       - Light Bulbs
       - Film/Tape/CD's/Compu.
       - Batteries
       - Ice Chest Produce Repack/Store Supplies
Snacks/Nuts
Tobacco/Cigars
Tobacco Moist





SCHEDULE 2.4

       Slow Moving Inventory is defined as those items within each respective Vendor Division which exceed the following agreed upon average days worth of sales in inventory:

       CATEGORY                   DAYS WORTH OF SALES IN INVENTORY
       ------------               --------------------------------
       Cigarettes                            *
       Confection                            *
       Snacks                                *
       Perishable (meats/cheese)             *
       Frozen                                *
       Grocery Standard                      *
       Retail Beverages                      *
       Supplies (cups/lids)                  *
       Health & Beauty Care                  *
       General Merchandise                   *
       Other Tobacco Products                *

For example, assume the average sales of cigarettes is * cartons per day per distribution center. Therefore, based on the above chart, Vendor will carry up to * cartons in inventory without charging 7-Eleven for any carrying costs (*/day x * days worth in inventory). Further assume that Vendor has an average of * cartons in inventory during a Vendor accounting period, resulting in * of "Slow Moving Inventory." In such case, 7-Eleven would pay a carrying charge on the additional * of SMI.









                                            SCHEDULE 5.1
                                            ------------

               BILLING PLAN --  SCHEDULE OF MARK UPS BY VENDOR DISTRIBUTION CENTERS

   UIN PRICE RULE  97110  97110  97114  87111  97114  97114  97114  97114  97114  97114  97111  97114  97114
 -----------------------------------------------------------------------------------------------------------
UIN
DEPT  DESCRIPTION SWS/S  MES/S  NEFRAN  NWS/S  MSFRAN MZCORP MZFRAN SZFRAN MPFRAN MIFRAN  MWS/S  NCS/S MYFRAN
------------------------------------------------------------------------------------------------------------
20000  Grocery
       Default      *%     *%      *%      *%      *%      *%      *%      *%     *%     *%      *%     *%     *%
20601  Grocery*1,*2 *%     *%      *%      *%      *%      *%      *%      *%     *%     *%      *%      *%     *%
20602  Soft Drinks/
       Isotonics*2  *%     *%      *%      *%      *%      *%      *%      *%     *%     *%      *%      *%     *%
20603  Fountain
       Syrups/Bib*3 *%     *%      *%      *%      *%      *%      *%      *%     *%     *%      *%      *%     *%
20604  Juices        *%     *%      *%      *%      *%      *%      *%      *%     *%     *%      *%      *%     *%
20605  Drink Powders/
       Liquid Mixes *%     *%      *%      *%      *%      *%      *%      *%     *%     *%      *%      *%     *%
20606  Cookies/
       Crackers     *%     *%      *%      *%      *%      *%      *%      *%     *%     *%      *%      *%     *%
20608  Nuts/Snacks  *%     *%      *%      *%      *%      *%      *%      *%     *%     *%      *%      *%     *%
20610  Automotive/
       Motor Oil    *%     *%      *%      *%      *%      *%      *%      *%     *%     *%      *%      *%     *%
20611  Nacho Chips  *%     *%      *%      *%      *%      *%      *%      *%     *%     *%      *%      *%     *%
20612  Coffee Vending
       Institutional *%    *%      *%      *%      *%      *%      *%      *%     *%     *%      *%      *%     *%
20614  Bulk Popcorn
       /Supplies     *%    *%      *%      *%      *%      *%      *%      *%     *%     *%      *%      *%     *%
20620  Disposable
       Lighters      *%    *%      *%      *%      *%      *%      *%      *%     *%     *%      *%      *%     *%
20721  Cups/lids/
       logo items    *%    *%      *%      *%      *%      *%      *%      *%     *%     *%      *%      *%     *%
20722  Store supplies
       /racks        *%    *%      *%      *%      *%      *%      *%      *%     *%     *%      *%      *%     *%
20723  Bags (Paper
       Plastic)      *%    *%      *%      *%      *%      *%      *%      *%     *%     *%      *%      *%     *%
20925  Candy (Full
       Case)         *%    *%      *%      *%      *%      *%      *%      *%     *%     *%      *%      *%     *%
20926  Candy (Bag)  *%     *%      *%      *%      *%      *%      *%      *%     *%     *%      *%      *%     *%
21030  Candy (Count
       Goods)       *%     *%      *%      *%      *%      *%      *%     *%     *%      *%      *%     *%     *%
21235  Tobacco Smokeless
   /Snuff (Grocery) *%     *%      *%      *%      *%      *%      *%     *%     *%      *%      *%     *%     *%
21338  Tobacco Chewing
  /Smoking (Grocery)*%     *%      *%      *%      *%      *%      *%     *%     *%      *%      *%     *%     *%
21339  Cigarette Papers
  /Smoking Accs
  (Grocery)         *%     *%      *%      *%      *%      *%      *%     *%     *%      *%      *%     *%     *%
21442  Tobacco Cigars
  (Grocery)          *%     *%      *%      *%      *%      *%      *%     *%     *%      *%      *%     *%     *%
21545  Frozen Food
  (Retail)          *%     *%      *%      *%      *%      *%      *%     *%     *%      *%      *%     *%     *%
21546  Frozen Food
(Bulk/Portion Pack) *%      *%      *%      *%      *%      *%     *%     *%      *%      *%     *%     *%     *%
21547  Deli Meat/Bulk
  /PPK Frozen       *%      *%      *%      *%      *%      *%     *%     *%      *%      *%     *%     *%     *%
21548  Bakery Frozen *%     *%      *%      *%      *%      *%     *%     *%      *%      *%     *%     *%     *%























































































































































































































































































































































































































































21649  Frozen Fast
   Food/Desserts     *%     *%      *%      *%      *%      *%     *%     *%      *%      *%     *%     *%     *%
21650  Frozen
   Sandwiches         *%     *%      *%      *%      *%      *%     *%     *%      *%      *%     *%     *%     *%
21651  Frozen Fast Food
  /Pizza/Burrittos   *%     *%      *%      *%      *%      *%     *%     *%      *%      *%     *%     *%     *%
21652  Ice Cream
 (Take Home)          *%     *%      *%      *%      *%      *%     *%     *%      *%      *%     *%     *%     *%
21653  Frozen Ice
 Cream Novelties     *%     *%      *%      *%      *%      *%     *%     *%      *%      *%     *%     *%     *%
21757  Refrigerated  *%      *%      *%      *%      *%     *%     *%      *%      *%     *%     *%    *%     *%
21758  Refrigerated
 Juice/Shakes         *%      *%      *%      *%      *%     *%     *%      *%      *%     *%     *%    *%     *%
21759  Pckg Cheese   *%      *%      *%      *%      *%     *%     *%      *%      *%     *%     *%    *%     *%
21760  Refrigerated
  Bakery              *%      *%      *%      *%      *%     *%     *%      *%      *%     *%     *%    *%     *%
21761  Eggs           *%      *%      *%      *%      *%     *%     *%      *%      *%     *%     *%    *%     *%
21762  Produce        *%      *%      *%      *%      *%     *%     *%      *%      *%     *%     *%    *%     *%
21865  Frozen Beef   *%      *%      *%      *%      *%     *%     *%      *%      *%     *%     *%    *%     *%
21866  Processed
  Meats               *%      *%      *%      *%      *%     *%     *%      *%      *%     *%     *%    *%     *%
21867  Wafer Meats   *%      *%      *%      *%      *%     *%     *%      *%      *%     *%     *%    *%     *%
21868  Fresh Box Beef*%      *%      *%      *%      *%     *%     *%      *%      *%     *%     *%    *%     *%

































































































































































































































21869  Fresh Poultry *%      *%      *%      *%      *%     *%     *%      *%      *%     *%     *%    *%     *%
21870  Fresh Fish     *%      *%      *%      *%      *%     *%     *%      *%      *%     *%     *%    *%     *%
21871  Deli Meat/Bulk
 /PPK/Cooler           *%      *%      *%      *%      *%     *%     *%      *%      *%     *%     *%    *%     *%
21872  Deli Cheese/
 Bulk/PPK               *%      *%      *%      *%     *%     *%      *%      *%     *%     *%    *%     *%     *%
21873  Deli Salads/
 Bulk/PPK                *%      *%      *%      *%     *%     *%      *%      *%     *%     *%    *%     *%     *%
21874  Frozen Potatoes *%      *%      *%      *%     *%     *%      *%      *%     *%     *%    *%     *%     *%
21875  Frozen Poultry  *%      *%      *%      *%     *%     *%      *%      *%     *%     *%    *%     *%     *%
21876  Frozen Pork     *%      *%      *%      *%     *%     *%      *%      *%     *%     *%    *%     *%     *%
21877  Fresh Salads    *%      *%      *%      *%     *%     *%      *%      *%     *%     *%    *%     *%     *%
21878  Fresh Bulk Veg. *%      *%      *%      *%     *%     *%      *%      *%     *%     *%    *%     *%     *%
21879  Fresh Bulk Fruits*%      *%      *%      *%     *%     *%      *%      *%     *%     *%    *%     *%    *%
21880  Produce Per Pkg  *%      *%      *%      *%     *%     *%      *%      *%     *%     *%    *%     *%    *%
21881  Frozen  Seafood
 (Food Service)         *%      *%      *%      *%     *%     *%      *%      *%     *%     *%    *%     *%    *%
32002  Health Care       *%      *%      *%     *%     *%      *%      *%     *%     *%    *%     *%     *%    *%





32003  Beauty Care       *%      *%      *%     *%     *%      *%      *%     *%     *%    *%     *%     *%    *%
32104  Hair Care          *%      *%     *%     *%      *%      *%     *%     *%    *%     *%     *%     *%    *%
32105  Toys/Games/
  Novelties                *%      *%     *%     *%      *%      *%     *%     *%    *%     *%     *%     *%    *%
32106  School/Office
 Products                  *%      *%     *%     *%      *%      *%     *%     *%    *%     *%     *%     *%    *%
32108  School Paper
(all types)                *%     *%     *%      *%      *%     *%     *%    *%     *%     *%     *%     *%    *%
32110  Caps/Hats          *%      *%     *%      *%      *%     *%     *%    *%     *%     *%     *%     *%   *%
32112  Gloves            *%      *%     *%      *%      *%     *%     *%    *%     *%     *%     *%     *%   *%
32114  Soft Goods        *%      *%     *%      *%      *%     *%     *%    *%     *%     *%     *%     *%   *%
32115  Baby               *%      *%     *%      *%      *%     *%     *%    *%     *%     *%     *%     *%    *%
32116  Hosiery              *%      *%     *%      *%      *%     *%     *%    *%     *%     *%     *%     *%   *%
32125  Sewing Accessories*%      *%     *%      *%      *%     *%     *%    *%     *%     *%     *%     *%   *%
1532126  Hardware         *%      *%     *%      *%      *%     *%     *%    *%     *%     *%     *%     *%   *%
32127  Electrical        *%      *%     *%      *%      *%     *%     *%    *%     *%     *%     *%     *%   *%
32128  Light Bulbs        *%      *%     *%      *%      *%     *%     *%    *%     *%     *%     *%     *%   *%
32130  Film/Tapes/
  CD's/Computer           *%      *%     *%      *%      *%     *%     *%    *%     *%     *%     *%     *%   *%
32134  Batteries          *%      *%     *%      *%      *%     *%     *%    *%     *%     *%     *%     *%   *%
32138  Disposable Lighters*%     *%     *%      *%      *%     *%     *%    *%     *%     *%     *%     *%   *%
32140  Logo Lighters       *%     *%     *%      *%      *%     *%     *%    *%     *%     *%     *%     *%   *%
32142  Ice Chests           *%     *%     *%      *%      *%     *%     *%    *%     *%     *%     *%     *%   *%


NOTES
 *1 - All Firewood is at *%
 *2 - All Water is at *%
 *3 - UIN Department 20603 Corp Codes 711 & 050 receive National Drink Pricing.
       All others receive markup as indicated.


































































































































































































































































































































































































































































































































































































































































                             SCHEDULE 5.2
                             -------------
                 7-ELEVEN-VENDOR CIGARETTE REBATE SCHEDULE



                  PREMIUM REBATE   GENERIC REBATE   PREMIUM BUY   GPC/ VICEROY
               ---------------   --------------   ----------   ------------
Arizona                  *                  *                                 *
S. California           *                  *                                 *
N. California           *                  *                 *               *
Colorado                 *                  *
Connecticut              *                  *
Delaware                 *                  *                 *
Florida                  *                  *                 *
Idaho                    *                  *
Illinois                 *                  *                 *               *
Indiana                  *                  *                 *               *
Kansas                   *                  *                 *               *
Maine                    *                  *
Maryland                 *                  *                 *
Massachusetts           *                  *                                  *
Michigan                 *                  *                 *                *
Missouri                 *                  *                 *                *
Nevada (Reno)            *                 *                 *                *
Nevada (Las Vegas)      *                 *
New Hampshire            *                 *
New Jersey               *                 *
New York                 *                 *
N. Carolina              *                 *
Ohio                      *                 *                  *                *
Oregon                    *                 *
Pennsylvania             *                 *
Rhode Island             *                 *                                   *
Texas                     *                 *
Utah                      *                 *
Vermont                  *                  *
S. Virginia              *                 *
Virginia                 *                  *                  *
Washington               *                 *
Washington, DC           *                 *
West Virginia            *                 *                  *
Wisconsin                 *                 *                  *                *





















































































































































































*

                                  SCHEDULE 5.5
                                  ------------
                                AUDIT PROCEDURES

5.5.1 In order to facilitate the checking of the proper markup percentages, the Vendor will include as part of the normal billing file, a cross reference to the product category covered under the billing plan applicable to the individual product.

5.5.2 At the end of each Vendor accounting period, the Vendor will provide electronic files (or hard copies where applicable) of the following information:

    Product Cost and Retail History. This file will contain a record of all Cost and Retail price changes for each item purchased by 7-Eleven and shall be in the format currently in use by Vendor.
    Item Master file for all products purchased by 7-Eleven showing pack size, weight, cube, UPC codes, Vendor item number, manufacturer item number, descriptions, order quantities, case pack, add-on quantities, cross-reference codes, taxes, etc. and shall be in the format currently in use by Vendor.
    A file disclosing the complete compilation of 7-Eleven upcharges by product. This will include product category listings, item UPC, item description, item code, product Cost, item/manufacturer UPC, selling unit (e.g. piece or case), regional or warehouse adjustments/charges.
    A current price list of the supplier's cost of the various products for all items purchased by 7-Eleven, which discloses the supplier's list price and the bracket adjustment applicable to the product.
    A listing, by Vendor supplier, of all off-invoice promotional deals offered during the period showing amounts and applicable dates, in the format currently used by Vendor.
    A listing showing amounts by Vendor disclosing any and all claims and/or settlements with suppliers or manufacturers that result in changes to the cost of products purchased by 7-Eleven.
    Stock Status/Movement History. This file will provide a monthly inventory history showing warehouse stock levels, purchases and sales of each guaranteed item (Committed Item) purchased by 7-Eleven in the format currently used by Vendor.
    Any other files/reports or modifications to the above files/reports that may be needed to support the activity between Vendor and 7-Eleven; provided, however, that 7-Eleven shall pay to Vendor $50 per hour for modifications required to Vendor's systems to provide such files/reports/modifications.

5.5.3 In order that 7-Eleven or it's representatives can verify the above files, Vendor will make available the following supporting data:

    Access to all original supplier invoices (or Facsimile copy thereof) or a related EDI billing if no hard copy is available, to verify prices, adjustments, off invoice allowances, etc. for product purchased by 7-Eleven.
    Vendor's disclosure and computation of normal purchase bracket information and volume allowances.
    Access to Vendor's supplier files relating to off-invoice promotions, deals, and special purchase arrangements for product purchased by 7-Eleven.
    Access to files containing details of any claims or settlements with suppliers or manufacturers resulting in changes to the price of products purchased by 7-Eleven.
    Access to any supporting documentation relating to any matter that affects the price of a product purchased by 7-Eleven.
    Access to Vendor's purchase order data relating to Vendor's purchase orders sent to suppliers for product purchased by 7-Eleven.

Vendor will not permit 7-Eleven to review the terms of contracts with competitors of 7-Eleven or any other confidential data or information that is specific to another customer of Vendor.



                                 SCHEDULE 6.3
                                 ------------
                       PURCHASE INCENTIVE ALLOWANCES

The purchase incentive allowance will be calculated for each Vendor accounting period during the term of the Agreement as described below.

Total Purchase Range per Store              Incentive %
------------------------------              -----------
  *                                          *
------------------------------              -----------
$* to $*                                       *%
$* to $*                                       *%
$* to $*                                       *%
$* to $*                                       *%
$* to $*                                       *%
$* to $*                                       *%
$* to $*                                       *%








The calculation will be made as follows:
1.  Compute the total * purchases during the applicable
Vendor accounting period.
2.  Multiply the applicable incentive percentage by the total
* purchases during the period.
3. Credits will be paid except where otherwise prohibited by applicable below cost sales laws or other similar laws; provided that Vendor must provide reasonably satisfactory evidence to 7-Eleven that any such credits are actually and directly prohibited by applicable law.




                                SCHEDULE 6.4
                                -------------

                          VENDOR ACCOUNTING PERIODS


           2002              2003            2004             2005              2006
Period  Begin  End       Begin   End     Begin   End      Begin   End        Begin   End
1                        2/1/03 2/28/03  1/31/04 2/27/04  1/29/05  2/25/05   1/28/06  2/24/06
2                        3/1/03 3/28/03  2/28/04 3/26/04  2/26/05  3/25/05   2/25/06  3/24/06
3                       3/29/03 4/25/03  3/27/04 4/23/04  3/26/05  4/22/05   3/25/06  4/21/06
4                       4/26/03 5/23/03  4/24/04 5/21/04  4/23/05  5/20/05   4/22/06  5/19/06
5                       5/24/03 6/20/03  5/22/04 6/18/04  5/21/05  6/17/05   5/20/06  6/16/06
6                       6/21/03 7/18/03  6/19/04 7/16/04  6/18/05  7/15/05   6/17/06  7/14/06
7                       7/19/03 8/15/03  7/17/04 8/13/04  7/16/05  8/12/05   7/15/06  8/11/06
8                       8/16/03 9/12/03  8/14/04 9/10/04  8/13/05  9/9/05    8/12/06   9/8/06
9      9/7/02  10/4/02  9/13/03 10/10/03 9/11/04 10/8/04  9/10/05  10/7/05    9/9/06  10/6/06
10    10/5/02  11/1/02 10/11/03 11/7/03  10/9/04 11/5/04  10/8/05  11/4/05   10/7/06  11/3/06
11    11/2/02 11/29/02  11/8/03 12/5/03  11/6/04 12/3/04  11/5/05  12/2/05   11/4/06  12/1/06
12   11/30/02 12/27/02  12/6/03  1/2/04  12/4/04 12/31/04 12/3/05 12/30/05  12/2/06 12/29/06
13   12/28/02  1/31/03   1/3/04 1/30/04   1/1/05 1/28/05 12/31/05 1/27/06  12/30/06  1/26/07






































































































































































                                SCHEDULE 8.1
                               --------------
                             SERVICES SCHEDULE
                              -------------------

       1. Vendor will provide at 7-Eleven's option any of the reports and reporting capability provided to 7-Eleven by Vendor in the Request for Information (RFI) process and the following inventory and service reports in a format as reasonably requested by 7-Eleven, which shall be broken out by (i) 7-Eleven Total Company,
(ii) Division, (iii) Market, and (iv) Store, at reporting frequency set forth below:

a. Proprietary Product Inventory - weekly
b. Service Rate Level - by invoice and warehouse out of stock, and manufacturer out of stock - weekly
c. Invalid item number - daily
d. On-time delivery - weekly
e. Change reports (UPC, cost, description, discontinued) - daily
f. Out of stock and out of stock performance by Distribution Center, by item - daily
g. New Item Set Up Information - daily
h. 7-Eleven SLIN / Vendor item Number cross reference files - daily
i. Future deletes- daily
j. Current and future deals - daily
k. Committed items - weekly
l. Authorized items - weekly
m. Error reports - daily
n. Period reports - weekly

7-Eleven reserves the right to request from time to time other reports in a format and containing content as may be reasonably requested by 7-Eleven and provided by Vendor. 7-Eleven shall pay programming fees to Vendor at the rate of $* per hour for changes to Vendor's system to accommodate any such reporting, pursuant to a mutually agreed, executed statement of work containing a description of the scope of the work and a firm estimate. There will be no charges for any reports or procedures already in place.

       2. Vendor and 7-Eleven agree to cooperate with each other in order to develop additional reports that 7-Eleven may require, including, without limitation, developing the necessary computer programs and formats for providing such reports so as to allow flexibility for 7-Eleven to vary and designate the Store groupings to be set forth on such reports, including groupings on a national, division, market or Store by Store basis. Vendor will also provide to 7-Eleven at 7-Eleven's request, such data, files and other information as it may generate and have available in order for 7-Eleven to develop its own reports in accordance with terms to be mutually agreed upon. 7-Eleven shall pay programming fees to Vendor at the rate of $* per hour for changes to Vendor's system to accommodate any such reporting.

       3. Except as otherwise provided herein, Vendor and 7-Eleven agree to cooperate with each other in order to develop and coordinate a procedure for handling new products including procedures to handle new Vendor setups, new product setups, new product order acknowledgments, new product availability tracking, Vendor problem resolution and replenishment of products. Vendor and 7-Eleven agree to cooperate with each other to set up mutually compatible communication systems to handle all of the foregoing, including all necessary equipment.




4. Vendor shall also provide 7-Eleven with customer service assistance at all facilities used by Vendor to service the Stores for purposes of handling, on a day to day basis, any and all the problems associated with product ordering and delivery, including, without limitation, problem resolution procedures, special delivery procedures, procedures for adding on any products to an existing order, procedures for identifying and providing a new item number, procedures for handling order transmittal problems (and mechanical problems) and miscellaneous reports requested by 7-Eleven from time to time.

       5. In providing the services and products under the Agreement, except as otherwise may be provided herein, Vendor agrees that:

(a) all products offered to the Stores shall first be approved by 7-Eleven's applicable category managers and shall be presented to the Stores only through 7-
Eleven's approved communication process which 7-Eleven shall provide to Vendor. This shall include, but not be limited to (i) products listed in the appropriate order guide, (ii) new product items, (iii) "core" items, and (iv) optional items. Vendor shall not discontinue any products without first receiving prior approval from 7-Eleven's category managers. In addition, Franchisees shall have access to Vendor's entire product catalogue.
(b) all discounts and allowances and any other supplier deals or offerings shall be communicated to 7-Eleven's category managers and to the Stores through 7-Eleven's communication process.


       6. Vendor, with 7-Eleven's assistance and cooperation, shall establish and maintain a wholesale Reclamation Program whereby Vendor shall assist 7-Eleven in returning inventory to suppliers and manufacturers for full credit to the Stores in a manner substantially similar to the program set forth on Attachment 1 to Schedule 8.1. All products that are non-proprietary to 7-Eleven (including Vendor's private label products) sold by Vendor and purchased from a supplier or manufacturer participating in the Reclamation Program shall be eligible for the Reclamation Program. For any supplier or manufacturer that does not participate in such program, Vendor shall use such manufacturer's or suppliers alternate funding provided to Vendor by the manufacturer or supplier to cover reimbursement for the reclamation of products for the benefit of the Stores.

       7. All caustic or hazardous chemical products including, without limitation, cleaning products shall be segregated from all food products. For example, motor oil will not be included within the same tote as baby food.

       8. With respect to all deliveries to each Store, Vendor shall be required to deliver the products to each Store at the proper temperature to protect product quality, in full-compliance with the standards established by the Hazard Analysis Critical Control Point ("HACCP") and such delivery and the products shall meet all federal and state Standards and applicable rules.

       9. Vendor will provide properly qualified and skilled merchandising/logistics support personnel, at vendor expense, to service 7-Eleven inventory management requirements and other service functions for the benefit of the Stores to work in the 7-Eleven headquarters. The amount of staffing will be mutually agreed to between 7-Eleven and Vendor and may be modified from time to time to meet 7-Eleven's and the Store's requirements.

                    ATTACHMENT 1 TO SCHEDULE 8.1
                    ----------------------------
                            7-ELEVEN
                    RETAILER RECLAMATION PROGRAM
                    -----------------------------

OBJECTIVE:
To provide 7-Eleven, Inc., with a program for unsaleable or damaged merchandise through reverse logistics. The parties acknowledge that all requirements are not fully identified at this time, and the following process may change.
PROCESS FLOW:
1. Store manager shall collect damaged or unsaleable merchandise and place the merchandise in a tote designated for return to Vendor and then to the applicable Reclaim
Center.
2. When tote or totes are ready for pickup (full), the Store will notify Vendor's driver and proper paperwork will be signed which consists of the 7-Eleven Reclamation Return
Form, with one copy being placed in tote, one being sent to 7-Eleven's headquarters and one remaining with Store.
3. Copy of the signed reclamation pickup form shall be placed in the tote.
4.  Tote will be sealed at both ends using a tote tie.
5. Totes, once picked up by the Vendor driver, will be returned to the Vendor's facility, unloaded and placed in the facility's returns area awaiting transport to the Reclaim
Center.
6. Once enough totes are received, the product shall be loaded on Vendor's trailer and transported to the Reclaim Center.
7. Reclaim Center will segregate the 7-Eleven totes and scan the tote labels as well as its contents.
8.  Processing of returned items, shall occur at the Reclaim
Center based on the current Vendor policy on file which shall be provided to 7-Eleven. All product files will be scanned by the Reclaims Center. This will allow Vendor to take a deduction, on 7-Eleven's behalf and for 7-Eleven's benefit, against invoices provided by the suppliers/manufacturers for the returned merchandise.
9.  Detailed billing file shall be prepared by the Reclaim
Center and sent to Vendor and 7-Eleven and which will include the following:
a. Store number
b. Scanning period date
c. Wholesaler UIN
d. Pack
e. Size
f. Description
g. Cost of the item if it's an authorized item (i.e.
part of Reclaim Program); no cost if it's an unauthorized item (such as seasonal candy)
h. Manufacturer allowance of cost
i. Scan fee paid by manufacturer
j. Extension of credit given for returned item
k. Subtotal
l. Total

10. Billing file generated by Reclaim Center will be sent to Vendor with regular file (Vendor's warehouse credits) for processing billbacks, and interface of deduction from vendor invoices occurs. Vendor shall deduct the amount of the item returned to the Reclaim Center from the suppliers/Vendor's invoice for subsequent goods for 7-Eleven's benefit.
11. Credit is given to 7-Eleven by Vendor through a deduction made by Vendor. The credit shall be passed in the immediately succeeding accounting period by Vendor via the EDI System for all applicable Stores and shall be evidenced by credit memos issued by Vendor and sent to locations designated by 7-Eleven from time to time.


                        SCHEDULE 8.13

                      ADDITIONAL IN-STORE SERVICES
                                -------------------------------


EMERGENCY COSTS
---------------
Cost for emergency deliveries              $* per delivery
  (not caused by Vendor error)



RESETS (WITH REASONABLE NOTICE)
-------------------------------
Labor hours to assist will be provided     $* per person per hour
 by Vendor as assistance to the store       (includes mileage)




SHELF LABOR COST
----------------
Cost per label: *                         Cost of $* per 60 labels



PRICE CHANGE SHEET
-------------------

Vendor will provide the price change      Cost is $* per participating
 showing new retail price changes made      store/per week
 by 7-Eleven using Quasar and a mark-up
 and a mark-down form to adjust store
 inventory.




Restocking Fee or Order Errors       *%
In-Date Cigarette Returns            $* per carton
Out-of-Date Cigarette Returns
       (Philip Morris Products)    $* per carton (subject to change to
                                   the extent that the manufacturer
                                   return program changes, provided
                                   that Vendor reasonably substantiates
                                   such change to 7-Eleven in writing)
CO - 2 Deposit                     $*/20lb Container


FUEL PRICE SURCHARGE/CREDIT. During each Vendor accounting period during the term of this Agreement, Vendor will determine if a fuel price surcharge/credit is applicable. A surcharge will be applicable if at the end of the first week of such period the average fuel cost for the preceding four week period as posted on the EIA Report on Highway Diesel Prices Website, or such other comparable report if the EIA Report is no longer published (the "EIA Report"), is more than $* above the Benchmark (as defined below). Conversely, a credit will be applicable if at the end of the first week of such period the average fuel cost for the preceding four week period as posted on the EIA Report is less than $* below the Benchmark. Any surcharge/credit will be effective from the beginning of the third week in the Vendor accounting period in which such surcharge credit determination is made through the end of the second week of the immediately succeeding Vendor accounting period. Surcharges and credits shall be calculated as set forth below. No surcharge or credit shall be applicable unless Vendor first provides 7-Eleven a written statement with sufficient detail for 7-Eleven to verify Vendor's calculation.



                     SURCHARGE/CREDIT CALCULATION
                    ----------------------------

Four week fuel payment      =      91.7 GALLONS X MONTHLY FUEL
OR charge per delivery                   VARIANCE
for diesel fuel                     ---------------------------
                                            stops


Where:

"91.7 Gallons"    =    550 average miles per dispatch for Vendor
vehicle divided by 6 miles per gallon per diesel fuel = 91.7 gallons

"Monthly Fuel Variance" means the amount, if any, of the average diesel fuel cost each month taken from the EIA Report that is over or under the Benchmark Range plus *cents.

"Stops"    =    Average of 15 stops per Vendor dispatch

"Benchmark Range" means the range of * above or * below the Benchmark.

"Benchmark" means the prior year's average diesel fuel cost taken from the EIA Report. The Benchmark for the year 2002 is $* based on last year's average diesel fuel cost per the EIA Report.

If the average monthly diesel fuel cost per the EIA Report is within the Benchmark Range, no charge or payment for that month will be made.

Each year, the Benchmark shall be subject to an annual adjustment based on the prior year's average diesel fuel cost as taken from the EIA Report. In the event the EIA Report is not published at the beginning of each year to make such adjustment, the Benchmark shall be adjusted following its publication in the EIA Report and any prior months within the calendar year will be reconciled following such adjustment to determine whether any monthly fuel payment or charge is due for those months.

The monthly fuel payment or charge, if any, shall be rounded to the nearest 10 cents ($.10). For example, $.6724 will be $.70.

The following illustrates the manner in which the monthly fuel payment or charge will be calculated based on the foregoing formula.

EXAMPLES:
---------

A.    PAYMENT TO 7-ELEVEN
      -------------------
       Assume:  Benchmark is $*
       Benchmark Range is $* - $*
       Monthly fuel cost per EIA Report is $1.11
       Monthly Fuel Variance = $* (*cents lower than Benchmark
         Range, plus *cents)

       91.7 x *    =    $* or $* (as rounded)/delivery stop
       --------          paid to 7-Eleven for the month
         15

B.       CHARGE TO 7-ELEVEN
         ------------------
       Assume:  Benchmark is $*
       Benchmark Range is $*- $*
       Monthly fuel cost per EIA Report is $1.34
       Monthly Fuel Variance = $* (*cents higher than Benchmark
        Range plus *cents)

       91.7 x *    =    $* or $* (as rounded)/delivery stop
       --------         charge paid to Vendor for the month
         15

C.       NO PAYMENT OR CHARGE
         --------------------
       Assume:  Benchmark is $*
       Benchmark Range is $* - $*
       Monthly fuel cost per EIA Report is $*
       Monthly Fuel Variance is = *


TOTE CREDITS/PROCEDURES:

Vendor and 7-Eleven will continue the current tote delivery and credit procedure. In this process, totes are delivered to the stores based on the store's order at a charge of $* per tote. Empty totes picked up by the Vendor driver and returned are credited by the driver at $* per tote. Upon termination of the Agreement, during the final delivery of products, all totes will be returned to the driver and any outstanding tote balance shall be reconciled within 14 days of termination.




                             SCHEDULE 9.3
                         DRIVER REQUIREMENTS
                          ---------------------
1. Drivers shall be properly licensed and trained to operate all equipment.
2. Drivers shall act in a professional and courteous manner with all Store personnel, which shall include but not be limited to, waiting until Store personnel are free from interacting with customers before transacting any needed business, not using inappropriate or foul language, wearing proper uniforms that are clean, maintaining good hygiene and keeping all aisles clean and accessible.
3. Drivers shall alert Store personnel to any potentially dangerous conditions including gas or product spills, loitering or any other noticed conditions in or around the Store.
4. Drivers shall coordinate with Store personnel the most appropriate delivery load-out point to minimize customer disruption.
5. Drivers shall also participate in all applicable product delivery and receipt activity including counting totes/products and the handling of all required product delivery and reclamation paperwork.
6. 7-Eleven shall report to Vendor any driver problems or infractions reported by the Stores and Vendor shall promptly resolve any such problems with reasonably appropriate disciplinary standards as needed to avoid recurring problems or infractions.
7. Vendor shall ensure that all Drivers shall comply with applicable laws, rules and regulations.



                         SCHEDULE 9.5(a)
                   STORE DELIVERY PROCEDURES
                   -------------------------

DRY GROCERY - COOLER/FREEZER (FULL CASE)
----------------------------------------
Each case is piece counted (joint count by the Vendor driver and store manager/clerk) as an individual unit. The invoice is itemized ONLY if the total quantity ordered does not match the quantity delivered.

CIGARETTES
----------
All deliveries of cigarettes must be made only with a joint carton count by the Vendor driver and the store manager/clerk. The invoice is itemized ONLY if the total quantity ordered does not match the quantity delivered.

CANDY, TOBACCO, AND REPACK
--------------------------
All candy, tobacco, and repack items are shipped in plastic tote boxes. The driver will perform a joint piece count with the store manager/clerk. The invoice is itemized ONLY if the total quantity ordered does not match the quantity delivered.
Note:
1. In order to expedite the check-in of your delivery, the manager/clerk is asked to empty the plastic tote boxes while the driver is bringing in the remainder of the delivery.
2. To ensure the security of your store, please do not ask the driver to go behind your store counter or to go into your back room.

SINGLE SELL
-----------
Honor System: Tote count only, unless full tote box is missing, then driver will itemize shortage at time of delivery and issue credit.

GENERAL MERCHANDISE
-------------------
Check-in is completed by making certain the number of master totes delivered matches the number on the invoice.

GENERAL RULES & PROCEDURES
--------------------------
Immediately check invoice for the correct store number to insure you are receiving the proper shipment.
The following items should always be check in before the driver leaves:
1.    number of totes, including GMP totes
2.    number of repack items*
3.    number of cigarette cartons*
4.    number of repack candy items*
5.    number of cases of frozen, deli, and grocery*

* If discrepancies in quantity are found, that category should be checked item by item before the driver leaves the store. (These are the only instances when item by item check-in should be used.)

The number of totes listed on the Drivers Manifest is the amount your store will be charged. If a discrepancy occurs between your account and the Drivers Manifest be sure a correction is made on the Manifest to reflect actual counts.

TYPES OF CREDITS AND HOW TO HANDLE
----------------------------------
During Delivery (Driver is present). In order to receive credit at time of delivery from damaged merchandise, it is not necessary to return the entire case.





                TYPE                                                  HOW TO HANDLE
-----------------------------------            -------------------------------------------------------------
Shortage discovered during delivery            The driver will utilize the Telxon credit process using
                                                 invoice data

Broken or damaged merchandise (more            The driver will utilize the Telxon credit process, using
than $1 at cost) is discovered during          invoice data.  The driver can issue credit for partial case
delivery, in a single shipping case            damage discovered during delivery

Mis-shipment occurs, is discovered             The driver will utilize the Telxon credit process, using
during delivery                                invoice data and return the merchandise

An error in ordering is made, and              The driver will utilize the Telxon credit process using
it is discovered at time of delivery           invoice data and will return the item












After Delivery (Driver has left). To receive credit after delivery for misshipments, damaged returns and errors, the gummed label must be affixed to case in question.

                TYPE                                                   HOW TO HANDLE
-----------------------------------             ------------------------------------------------------------
Shortage on honor system single sell;            Note the Vendor item number, description, your Cost, and
is found inside a tote box by store              your Retail.  Report to the Vendor driver the following
personnel                                        week for instant credit

After delivery, concealed damage is              Set damaged merchandise aside.  At next delivery, the
discovered that is valued at more                driver will utilize the Telxon credit process and will call
than $1 at cost, in a single                     our office for cost data
shipping case

Mis-shipment occurs, is discovered               Set case aside.  At next delivery, the driver will utilize
after delivery                                   the Telxon credit process and call our office for cost
                                                 data.  The merchandise will be picked up.  The untampered
                                                 gummed case label will be used for the other data needed.
                                                 It must be attached to the case.

An error in ordering is made, and                Set case aside.  At next delivery, the driver will utilize
it is discovered after delivery                  the Telxon credit process and call our office for cost data












Return in Excess of 3 Cases or $50.00
The Vendor driver does not have the authority to return more than 3 cases of product or merchandise that exceeds $50.00 at cost. The driver will call our Credit Department from your store for approval.

                        CREDIT PROCEDURES
All credits for shortages, damages, and misshipments will be issued by having the Vendor driver utilize the Telxon credit process.
A) The Telxon credit process will be used to credit items that have been delivered within the last three weeks (21 days).
B) The gum shipping label must be affixed to the case you are requesting credit, in order for us to issue credit.
C) Your account will normally be credited within 48 hours after the driver returns to the distribution center. Holidays and weekends are the only anticipated exceptions.



                    SCHEDULE 9.5(b)

  PRODUCT                         MINIMUM SHELF LIFE REMAINING
DESCRIPTION                      AT TIME OF DELIVERY TO STORES
-----------------               -------------------------------
Grocery No more than * days from date of manufacturer packaging on delivery by Vendor to Store

Frozen                         No more than * days from date of
                               manufacturer packaging on delivery
                               by Vendor to Store

Dairy (excl. yogurt)           * days before expiration

Chilled                        * days before expiration

Yogurt                         * days before expiration

Eggs - Grade A                 * days before expiration
       Grade AA                * days before expiration

Frozen Bakery                  * days to expiration date
                                upon delivery

Deli Packaged Meats            * days before expiration

Deli Packaged Cheese           * days before expiration

Bag in the Box                 * days to expiration/best
                               used by date

Deli Salads                    * days before expiration

Chips                          * days before expiration

Crackers/Nuts/Natural Snacks   * months before expiration




                    SCHEDULE 17.1(a)
                      TRADEMARKS

Gulp
Big Gulp
Super Big Gulp
Double Gulp
Slurpee
Super Slurpee
7-Eleven
Potato Bite
Big Swirl
Cafe Select

                         SCHEDULE 17.1(b)

                   PRODUCTS BEARING THE MARKS
                    ----------------------------

Gulp Cup
Big Gulp Cup
Super Big Gulp Cup
Big Gulp/Super Big Gulp Lid
7-Eleven Promotional Cups

Slurpee Cup
Super Slurpee Cup

7-Eleven Proprietary Hot Dogs
7-Eleven Hot Dog Containers
7-Eleven Nacho Containers

7-Eleven Napkins
7-Eleven Sugar Packets
7-Eleven Bagel Bags
7-Eleven Roll Bags
7-Eleven Sandwich Labels

7-Eleven Salad Containers
7-Eleven Sandwich Containers
7-Eleven Sandwich Wrap
7-Eleven 5" Square Cinnamon Roll Containers

7-Eleven Proprietary Coffee (Beans and Packets)
7-Eleven Coffee Cups
7-Eleven Coffee Brake Mugs
7-Eleven Bulk Creamer Canister
7-Eleven Bulk Sugar Canister
7-Eleven Exclusive Blend Coffee
7-Eleven Decanters
Cafe Select Cups
Cafe Select Decanters
Cafe Select Coffee
Espresso Select Cups
Big Swirl Soft Serve Cups

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